UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BABCOCK & WILCOX ENTERPRISES, INC.
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2017 Proxy Statement

TRANSFORMING OUR WORLD | 150 YEARS
Building on our heritage with a focus on the future

B&W
ENERGY | ENVIRONMENTAL

March 28, 2017	13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina 28277
Dear Fellow Stockholders:
On behalf of your Board of Directors, we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (B&W) 2017 Annual Meeting of Stockholders on Tuesday, May 9, 2017 at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, 28277. The meeting will be held in The Carolina Room beginning at 9:30 a.m. local time.
We also invite you to read this year's proxy statement that highlights key activities and accomplishments in 2016 and presents the matters for which we are seeking your vote at the 2017 Annual Meeting.

Looking Back and Ahead
The past year has been one of opportunity, progress and challenge for Babcock & Wilcox, as we made measureable advances on our three-pronged strategy to:

•
Optimize our Business and Improve Efficiency;
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Pursue Core Growth in Global Markets; and
•
Execute a Disciplined Acquisition Program to Drive Growth and Diversification.

Our strategy defines what we see as a critical path to creating long-term value for stockholders by better serving our traditional power customers, growing our industrial market presence and increasing our non-coal revenue base. Our actions in 2016 supported this strategy as we worked to realign our businesses, enhance our operations and diversify our revenue sources. We will remain focused on this strategy in the year ahead as we strengthen our internal project execution capabilities in our growing business units and ensure that we continue to deliver on our commitments to our customers.

Our Corporate Governance
We have continued to be guided by strong corporate governance practices that demonstrate our commitment to ethical values, to strong and effective operations and to achieving growth and financial stability for our stockholders. Our engaged, committed and diverse Board also serves as a competitive advantage that helps to guide and oversee our company, and we believe that our ‘pay for performance’ philosophy must continue to be the fundamental principle underlying our compensation program. As B&W continues to grow as an independent company, we expect to continue to evolve and enhance our corporate governance practices.

Your Viewpoint is Important
We hope you are able to attend our annual meeting to hear more about our operations and our progress, and we encourage you to share your thoughts, concerns and suggestions with us. We also want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend, please cast your vote as soon as possible either via:

•
the Internet at www.proxyvote.com
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by calling 1-800-690-6903, or
•
by returning the accompanying proxy card if you received a printed set of materials by mail.
Further instructions on how to vote your shares can be found in our proxy statement.
B&W is marking its 150th anniversary in 2017, and while we are proud of the difference our company's products and services have made in the world since 1867, we are even more excited about our opportunities for the future. On behalf of the Board of Directors and the more than 5,000 employees of B&W, I want to thank you for your continued support and investment in our business. We value the ongoing dialogue we have with our stockholders and welcome your suggestions. Please feel free to contact us at the address below or by visiting our website.

Board of Directors Babcock & Wilcox Enterprises, Inc. 13024 Ballantyne Corporate Place Suite 700 Charlotte, NC 28277 c/o J. André Hall, Corporate Secretary	Sincerely,

E. James Ferland Chairman & Chief Executive Officer

March 28, 2017
Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
The 2017 Annual Meeting of the Stockholders (the “Annual Meeting”) of Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), will be held in The Carolina Room at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on May 9, 2017, at 9:30 a.m. local time to:

(1)	elect Stephen G. Hanks and Anne R. Pramaggiore as Class II directors of the Company;

(2)	ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	approve, on a non-binding advisory basis, the compensation of our named executive officers; and

(4)	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
If you were a stockholder as of the close of business on March 13, 2017, you are entitled to vote at the Annual Meeting and at any adjournment thereof.
Instead of mailing a printed copy of our proxy materials, including our 2016 Annual Report, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 28, 2017, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 13, 2017 and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2016 Annual Report to Stockholders with this notice and proxy statement.
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.
By Order of the Board of Directors,
J. André Hall
Corporate Secretary

2017 PROXY STATEMENT SUMMARY
Growth Strategy
Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") became a public company on July 1, 2015 as a spin-off from The Babcock & Wilcox Company ("BWC"). At the time of the spin-off, B&W defined a three-pronged strategy as follows:

2016 Performance

We have made measurable progress on our three-pronged strategy. This strategy provides a critical path forward to delivering long-term stockholder value by allowing us to better serve our traditional power customers, enhance our industrial market presence and increase our non-coal revenue base.

The past year, our first as an independent company, has been one of opportunity, progress and challenge. We made significant advancement realigning the business and on making the necessary changes in order to best position our operations for the future. Specifically, we focused on enhancing the profitability of our Power business and increasing revenue diversification by driving the growth of our Industrial and Renewable businesses. While some businesses were impacted by market volatility and certain execution issues, we believe our businesses have significant opportunities for growth and are confident that we are well positioned to create long-term value for stockholders.

In 2016, we made major strides in executing our strategy to become a larger player in global industrial markets. In July 2016, we closed the acquisition of SPIG S.p.A. ("SPIG"), and in January 2017, we closed the acquisition of Universal Acoustic & Emission Technologies, Inc. ("Universal"). These acquisitions expanded our global reach, increased our non-coal-related revenue to more than 50% of total revenues and expanded our end market coverage, particularly in natural gas power generation. Our effort to diversify our business has moved us forward in a measurable way, and we anticipate these efforts to continue to positively impact the Company as we position it for future success.

Despite these improvements, we faced challenging market conditions, particularly in our legacy coal-based business and also experienced operational challenges in our Renewable segment as we executed on the rapid growth in contracts from the past 12 months. These had a significant impact on our 2016 financial results. The Board has worked closely with the management team and has overseen specific actions to address these execution issues, and enhance the resources and infrastructure of the Renewable segment, enabling it to capture its significant market opportunities. We are focusing primarily on project management and engineering process improvements so that we have the right systems and resources in place to improve our performance and allow us to continue to grow this important segment of our Company.

2016 PAY-FOR-PERFORMANCE

Our executive compensation programs are based on a strong alignment between pay and performance. Our compensation programs are designed to balance individual and group goals, short- and long-term goals and corporate and stockholder metrics. We expect to continue engaging with our stockholders to inform our decision making on this issue.

In light of our 2016 performance, the 2016 annual incentive payout for our NEOs and our senior management team was $0. See "2016 Summary Compensation Table" for a comparison of the total compensation received by our NEOs in 2016 versus 2015. In addition, the current projected value of the performance-based shares granted in 2016 under our long-term incentive plan is significantly impaired.

Performance Metrics in Long-Term Incentive Compensation Program Link to Growth Strategy
Our 2016 long-term (3-year) incentive compensation metrics are designed to drive behaviors that will result in direct benefits for our stockholders.

Governance Highlights
Corporate governance is important, and we believe that our governance policies and structures provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.

Board Independence	• Six out of seven of our directors are independent • Our CEO is the only management director
Board Composition
•    Currently the board has fixed the number of directors at seven
•    The board is elected pursuant to a majority vote standard
•    The board annually assesses its performance through board and committee self-evaluations
•    The Governance Committee leads the full board in considering board competencies and refreshment in light of company strategy

Board Committees	• We have three board committees – Audit and Finance, Governance, and Compensation • All committees are composed entirely of independent directors
Leadership Structure
•    Our lead independent director works closely with our chairman and CEO and provides feedback to management
•    Among other duties, our lead independent director is involved in setting the Board's agenda and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight
•    Our full board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
•    Our board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks, and taking appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the lead independent director, chairman and other directors • Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainer
Accountability to Stockholders	• We actively reach out to our stockholders through our engagement program • Stockholders can contact our board, lead independent director or management through our website or by regular mail
Management Succession Planning	• The board actively monitors our succession planning and people development • At least once per year, the board reviews senior management succession and development plans

Voting Matters
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
1. Election of two Class II directors	FOR EACH NOMINEE	1
2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017	FOR	18
3. Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	21

-i-

-ii-

ELECTION OF DIRECTORS (PROPOSAL 1)
Our Board includes seven highly qualified directors with skills aligned to our business and strategy who bring significant value and diversity to the Company. Currently, our Board is comprised of the following seven members:

NAME	CLASS	YEAR TERM EXPIRES
Stephen G. Hanks	Class II	2017
Anne R. Pramaggiore	Class II	2017
Thomas A. Christopher	Class III	2018
E. James Ferland	Class III	2018
Larry L. Weyers	Class III	2018
Cynthia S. Dubin	Class I	2019
Brian K. Ferraioli	Class I	2019

DIRECTOR NOMINEES:
The stockholders are being asked to elect Stephen G. Hanks and Anne R. Pramaggiore to serve as Class II Directors for a term of three years. Both currently serve as Class II Directors whose terms expire at the Annual Meeting. They have agreed to serve if elected. Our Board has nominated these directors following the recommendation of the Governance Committee.
In response to the feedback from our stockholder outreach, our Board amended the Company's bylaws to provide for a majority voting standard for directors in uncontested elections.
Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

The following section provides information with respect to each nominee for election as a director and each director of the Company who will continue to serve as a director after this year’s Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director. (ages are as of May 1, 2017)

Class II Nominees
STEPHEN G. HANKS Director since 2015 Lead Independent Director Age: 66 Governance Committee (Chairman) Compensation Committee
Qualifications:
Mr. Hanks is the former President and CEO of Washington Group International, Inc. (“Washington Group”), a global integrated engineering, construction and management services company, which merged with URS Corporation. He also served on its Board of Directors. Mr. Hanks has been retired since January 2008 and serves as a member of the board of directors of Lincoln Electric Holdings, Inc. (since 2006) and McDermott International, Inc. (“McDermott”) (since 2009).
Mr. Hanks brings to the Company’s board of directors valuable operations, industry and legal experience through his 30-year background with Washington Group and its predecessor, Morrison Knudsen Corporation. He also provides financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and public company board experience through his service on the boards of Lincoln Electric Holdings, Inc. and McDermott. In addition, Mr. Hanks’ in-depth knowledge of corporate governance practices make him well qualified to serve on our board of directors.

ANNE R. PRAMAGGIORE Director since 2015 Age: 58 Audit and Finance Committee Compensation Committee
Qualifications:
Since February 24, 2012, Ms. Pramaggiore has served as President and Chief Executive Officer of Commonwealth Edison Company (“ComEd”), an electric utility company. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 through February 23, 2012. Ms. Pramaggiore joined ComEd in 1998 and served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007, and Vice President, Regulatory and External Affairs from October 2002 to November 2005. She also served as its Lead Counsel. Ms. Pramaggiore has also served as a member of the Board of Directors of Motorola Solutions, Inc. since January 2013. In addition, Ms  Pramaggiore serves as a board member on the Chicago Federal Reserve Board.
Ms. Pramaggiore is a licensed attorney and brings to the Company’s board of directors extensive experience in the utilities industry, as highlighted by her years of service at ComEd. Her experience as a current executive at another public company and her perspective on the technical, regulatory, operational and financial aspects of the power industry make her well qualified to serve on our board of directors.

Class III Directors
THOMAS A. CHRISTOPHER Director since 2015 Age: 72 Governance Committee Compensation Committee
Qualifications:
Following his retirement in 2009, Mr. Christopher has provided independent consultant services to various energy industry participants. He serves as a member of the Operating Advisory Board of Fort Point Capital, a private equity firm. He also teaches a graduate-level course in management principles at the University of Pittsburgh. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a commercial nuclear power engineering, fuel and nuclear services company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s global Executive Committee in France from January 2005 until December 2008. Prior to joining Areva in 2000, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Global Nuclear Service Divisions from July 1982 until December 1996. Mr. Christopher also spent six years with the U.S. Navy as an officer in the nuclear submarine force, holding the naval reactors engineer certification.
Mr. Christopher brings an extensive and unique understanding of fossil power operations, the power market and power engineering to the Company’s board of directors. As an energy business executive, he is familiar with our key customers and their investment decision making process. He is also experienced in managing international operations for energy services companies throughout the world. Mr. Christopher’s management experience and technical background in the energy industry make him well qualified to serve on our board of directors.

E. JAMES FERLAND Director since 2015 Age: 50
Qualifications:
E. James Ferland serves as our Chairman and Chief Executive Officer. Prior to the spin-off, Mr. Ferland was BWC’s President and Chief Executive Officer since April 2012. Prior to joining BWC, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the board of directors of Actuant Corporation since August 2014.
Mr. Ferland is an experienced executive with a utility leadership background that includes both regulated and merchant operations. He has led organizations that generate power (coal, nuclear, gas, renewables), transmit power and trade power. He also has extensive supplier leadership experience in commercial nuclear power, manufacturing, engineering and field services. With more than 25 years of senior management and engineering experience in diversified industries, he brings valuable perspectives to all industries in which we operate.

LARRY L. WEYERS Director since 2015 Age: 71 Compensation Committee (Chairman) Audit and Finance Committee
Qualifications:
In March 2010, Mr. Weyers retired as Chairman of Integrys Energy Group, Inc. (previously WPS Resources Corporation), a holding company with operations providing products and services in regulated and non-regulated energy markets. Previously, he served as its Chairman, President and Chief Executive Officer from February 1998 to December 2008, having joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys Energy Group, Inc., in 1985. From 1998 through 2007, Mr. Weyers used internal growth and acquisitions to increase revenues from $878 million to $10.3 billion, increase income from $53.7 million to $251.3 million, and increase market cap from $808 million to $3.9 billion. The average annual return to stockholders exceeded 10%.
Mr. Weyers has served on boards in banking, hospital administration, electric transmission, the paper industry and insurance. Throughout his career he has served on numerous not-for-profit boards. From 2010 to 2015, he served as Vice President and Lead Director of the board of directors of Green Bay Packers, Inc., on which he served beginning in 2003.
Mr. Weyers brings a wealth of experience in the power generation industry to the Company’s board of directors and possesses substantial corporate leadership and governance skills. Having served over 24 years with Integrys Energy Group, Inc., he has extensive knowledge of the utility industry and provides a valuable resource for our power generation operations.

Class I Directors
CYNTHIA S. DUBIN Director since 2015 Age: 55 Audit and Finance Committee Governance Committee
Qualifications:
From November 2011 through January 2016, Ms. Dubin served as Finance Director of JKX Oil & Gas plc, a publicly held oil and gas exploration, development and production company. Prior to joining JKX Oil & Gas plc, she co-founded and served as Chief Financial Officer of Canamens Energy Limited, an oil and gas exploration and production company focused on the Caspian, North Africa, Middle East and North Sea regions, from 2006 to 2011. Prior to joining Canamens Energy Limited, Ms. Dubin served as Vice President and Finance Director, Europe, Middle East and Africa Division for Edison Mission Energy, a U.S. owned electric power generator which developed, acquired, financed, owned and operated reliable and efficient power systems. Ms. Dubin started her career at The Bank of New York and Mitsubishi Bank advising on and lending to large energy projects.
Ms. Dubin brings valuable finance and energy industry experience to the Company’s board as well as a unique understanding of the global and European energy markets. With more than 30 years of experience in the energy sector combined with her financial expertise and her international leadership experience, Ms. Dubin is a valuable member of our board of directors.

BRIAN K. FERRAIOLI Director since 2015 Age: 61 Audit and Finance Committee (Chairman) Governance Committee
Qualifications:
From October 2013 through February 2017, Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company supporting the energy, hydrocarbons, power, mineral, civil infrastructure, government services, industrial and commercial markets. Prior to joining KBR, Inc., he served as Executive Vice President and Chief Financial Officer of The Shaw Group, Inc., a former NYSE listed global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services to a diverse client base that includes regulated electric utilities, independent and merchant power producers, government agencies, multinational and national oil companies, and industrial corporations. Mr. Ferraioli was with Shaw from July 2007 until February 2013 when the company was acquired by Chicago Bridge & Iron Company N.V. His earlier positions include Vice President and Controller for Foster Wheeler, AG, a global engineering and construction company, and Vice President and Chief Financial Officer of Foster Wheeler USA and of Foster Wheeler Power Systems, Inc.
Mr. Ferraioli has over 38 years of experience in senior-level finance and accounting roles in the engineering and construction industry. In addition, his extensive background with publicly traded companies makes him a valuable member of our board of directors.

Summary of Director Core Competencies and Attributes
Our Board of Directors provides effective and strategic oversight to support the best interests of our Company and its stockholders. The following chart summarizes the core competencies and attributes represented on our Board. More details on each director’s competencies are included in the director profiles on the previous pages.

Competencies / Attributes	Thomas A. Christopher	Cynthia S. Dubin	E. James Ferland	Brian K. Ferraioli	Stephen G. Hanks	Anne R. Pramaggiore	Larry L. Weyers
COMPLIANCE CONSIDERATIONS
Independent Director	●	●		●	●	●	●
Financial expertise		●	●	●	●	●	●
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC		●	●	●	●	●	●
Fossil Fuel Power Generation	●	●	●	●	●	●	●
Manufacturing	●		●	●
Engineering and Construction	●		●	●	●
Utility / Power Transmission Distribution		●	●			●	●
International Operations	●	●	●	●	●	●	●
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	●	●	●	●	●	●	●
Strategy / Business Development / M&A	●	●	●	●	●	●	●
Human Resources / Organizational Development	●	●	●	●	●	●	●
Legal / Governance / Business Conduct	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●		●
Public Policy / Regulatory Affairs	●		●			●	●
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size energy company		●			●	●	●
Audit / Finance (Board committee experience with other companies)		●	●		●		●
Compensation (Board committee experience with other companies)		●			●	●	●
Nomination / Governance (Board committee experience with other companies)			●			●	●
PERSONAL
Current Public Boards (other than B&W)	0	0	1	0	2	1	0
Age (as of May 1, 2017)	72	55	50	61	66	58	71
Gender	M	F	M	M	M	F	M

CORPORATE GOVERNANCE
Our Corporate Governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.
The corporate governance section on our Web site contains copies of our principal governance documents. It is found at www.babcock.com at “Investors — Corporate Governance” and contains the following documents:
Bylaws
Corporate Governance Principles
Code of Business Conduct
Code of Ethics for Chief Executive Officer and Senior Financial Officers
Audit and Finance Committee Charter
Compensation Committee Charter
Governance Committee Charter
Conflict Minerals Policy
Related Party Transactions Policy
Director Independence
The New York Stock Exchange (“NYSE”) listing standards require our Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Thomas A. Christopher	Stephen G. Hanks
Cynthia S. Dubin	Anne R. Pramaggiore
Brian K. Ferraioli	Larry L. Weyers
In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers has no current relationship with the Company except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Mr. Ferraioli was formerly an officer of an entity with which we have transacted business in the ordinary course during the last three years, and Ms. Pramaggiore is currently an officer of an entity with which we have transacted business in the ordinary course during the last three years. Mr. Hanks is a director of an entity with which we transact business in the ordinary course.
Board Function, Leadership Structure and Executive Sessions
Our Board oversees, counsels and directs management in the long-term interest of the Company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and assessing our business and enterprise risks;

•	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•	evaluating CEO and senior management performance and determining executive compensation;

•	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•	establishing our effective governance structure, including appropriate board composition and planning for board succession.
Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. Currently, the roles are combined, with Mr. Ferland serving as our Chairman and Chief Executive Officer.
Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. The independent directors have appointed Stephen G. Hanks as Lead Independent Director. The Lead Independent Director has the following responsibilities:

•	presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•
serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.
The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Independent Director to provide effective and timely advice and guidance. Our Lead Independent Director works closely and collaboratively with our Chairman to ensure that the views of the Board are taken into account as management carries out the business of the Company. Our independent directors meet in executive session without management at the conclusion of each Board and committee meeting.
Director Nomination Process
Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his or her personal and professional life;

•	professional accomplishment in his or her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•
preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.
The Board recognizes the benefits of a diverse board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.
Our bylaws provide that (1) a person shall not be nominated for election or reelection to our Board if such person shall have attained the age of 75 prior to the date of election or re-election, and (2) any director who attains the age of 75 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 75. Accordingly, a director nominee may stand for election if he or she has not attained the age of 75 prior to the date of election or reelection.
The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior-level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.
In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. See “Stockholders’ Proposals” in this proxy statement and our bylaws.
The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. In addition, the Governance Committee will consider whether a candidate meets the Company’s Corporate Governance Guidelines.
In response to the feedback from our stockholder outreach, the Board amended our bylaws to provide for a majority voting standard for directors in uncontested elections. Any nominee for director is required to sign an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
Communication with the Board
Our stockholders or other interested persons may communicate directly with our Board or its independent members. Written communications to the independent members of our Board can be sent to the following: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. All such communications are forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon the Company’s bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Board Orientation and Continuing Education
Each new director participates in an orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s operations, significant financial, accounting and risk management issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors.
Directors are encouraged to participate in continuing education programs. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise.
The Company provides appropriate funding for any such program in which a director wishes to participate.
Board Assessments
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee oversees this evaluation, solicits comments from all directors and reports annually to the Board with an assessment of the performance of the Board and its committees.
Board Size
The Board has determined that seven directors, six of whom are independent, is the appropriate size for the Company at this time. This allows for each of the independent directors to serve on two of our three board committees. Having six independent directors with the competencies described in “Summary of Director Core Competencies and Attributes” provides a broad perspective across our industry and the world, while striking a balance with efficiency in decision-making.

The Role of the Board in Succession Planning
The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.
The Role of the Board in Risk Oversight
As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Corporate Strategy group. This program facilitates the process of reviewing key external, strategic, operational (e.g., cyber security) and financial risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting, and meets periodically with management to review financial risk exposures and the Company’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis - Compensation Philosophy and Process.”
Board of Directors and Its Committees
Our Board met eight times during 2016. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2016. All directors then serving on the Board attended our 2016 Annual Meeting.
Our Board currently has, and appoints the members of, standing Audit and Finance, Compensation and Governance Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investors —Corporate Governance — Governance Documents.”
The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.
COMMITTEE COMPOSITION:

Committee Member	Audit & Finance	Compensation	Governance
Brian K. Ferraioli	●		●
Cynthia S. Dubin	●		●
Anne R. Pramaggiore	●	●
Larry L. Weyers	●	●
Thomas A. Christopher		●	●
Stephen G. Hanks		●	●

● - Chair
● - Member

AUDIT AND FINANCE COMMITTEE:

Mr. Ferraioli (Chairman)	Ms. Pramaggiore
Ms. Dubin	Mr. Weyers
The Audit and Finance Committee met four times during 2016. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program, and receives regular reports on program effectiveness.
Our Board has determined that Messrs. Ferraioli and Weyers and Mmes. Dubin and Pramaggiore all qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors.”
COMPENSATION COMMITTEE:

Mr. Weyers (Chairman)	Mr. Christopher
Ms. Pramaggiore	Mr. Hanks
The Compensation Committee met five times during 2016. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our Executive Incentive Compensation Plan (the “EICP”) and our Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”).
The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee has engaged Korn Ferry Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. See the “Compensation Discussion and Analysis – Compensation Philosophy and Process" and " – 2016 Compensation Decisions” sections of this proxy statement for information about our 2016 named executive officer compensation, including a discussion of the role of management and the compensation consultant.
Compensation Committee Interlocks and Insider Participation
No director who served as a member of the Compensation Committee during the year ended December 31, 2016 (Messrs. Christopher, Hanks and Weyers and Ms. Pramaggiore) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) other than transactions in the ordinary course, had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or other board committee performing equivalent functions) or the board of directors of any other entity that has an executive officer serving as a member of our Board.
GOVERNANCE COMMITTEE:

Mr. Hanks (Chairman)	Mr. Ferraioli
Mr. Christopher	Ms. Dubin
The Governance Committee met four times during 2016. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; and (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

COMPENSATION OF DIRECTORS
The compensation reflected below summarizes the compensation earned by or paid to our non-employee directors for services as members of our Board during fiscal year 2016. Directors who are also our employees do not receive any compensation for their service as directors.

2016 DIRECTOR COMPENSATION TABLE
NAME	FEES EARNED OR PAID IN CASH($)[1]	STOCK AWARDS($)[2]	ALL OTHER COMPENSATION($)[3]	TOTAL($)
Thomas A. Christopher	$85,000	$94,980	$2,388	$182,368
Cynthia S. Dubin	$85,000	$94,980	$13,323	$193,303
Brian K. Ferraioli	$100,000	$94,980	$3,313	$198,293
Stephen G. Hanks	$115,000	$94,980	$4,291	$214,271
Anne R. Pramaggiore	$85,000	$94,980	$–	$179,980
Larry L. Weyers	$95,000	$94,980	$6,621	$196,601
1See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.
2See “Stock Awards” below for a discussion of the amounts reported in this column.
3See “All Other Compensation” below for a discussion of the amounts reported in this column.

FEES EARNED OR PAID IN CASH
Under our current director compensation program, non-employee directors are eligible to receive an annual retainer of $85,000, paid in quarterly installments and prorated for partial terms.
The chairs of Board committees and the Lead Independent Director (Mr. Hanks in 2016) receive additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $15,000;

•	the chair of each of the Compensation and Governance Committees: $10,000; and

•	the Lead Independent Director: $20,000.
Under our Supplemental Executive Retirement Plan (the “SERP”), each director may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections.
Directors are 100% vested in their deferral accounts at all times. Mr. Ferraioli elected to defer 100% of his retainer and fees in 2016. No other director made a deferral election with respect to their retainer or fees in 2016. Amounts reported in the 2016 Director Compensation Table include amounts deferred in 2016.
STOCK AWARDS
Our stock ownership guidelines require that non-employee directors own stock valued at five times their annual retainer, and they have five years from the date of joining the Board to acquire the required number of shares. All directors are currently in compliance with our stock ownership guidelines. In addition to the cash payments provided to our directors, each non-employee director is entitled to receive a stock award in the form of a number of fully vested shares equal to $95,000 divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share. Mr. Christopher and Mr. Ferraioli each elected to defer 100% of his stock award in 2016.
The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for these grants made in 2016. Grant date fair values for the stock awards were determined using the closing price of our common stock ($20.99) on the date of grant (May 13, 2016). Under our Amended and Restated 2015 Long-Term Incentive Plan (the "2015 LTIP"), directors may elect to defer payment of all or a portion of their stock awards.

ALL OTHER COMPENSATION
We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board. The presence of a director’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, pursuant to our policy, we will bear the travel, meal and other expenses of the director’s spouse incurred while attending such functions. To the extent the expenses of a spouse are imputed to the director as income, pursuant to our reimbursement policy, we will also reimburse the director for the taxes resulting from any such imputed income. In 2016, the incremental cost to the Company to provide reimbursement for spousal travel under our policy was less than $10,000 per director and the aggregate cost for all directors as a group was $18,081. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $11,855. The amounts reported in this column include tax reimbursements for Messrs. Christopher ($946), Ferraioli ($1,312), Hanks ($1,699) and Weyers ($2,622), and Mmes. Dubin ($5,276) and Pramaggiore ($0).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our common stock;

•	each current executive officer named in the Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers and directors as a group.
For the institutional beneficial owners listed below, we have based their respective number of shares of Company common stock beneficially owned and the percentage of class amounts on the most recently reported Schedule 13G filed by such owners.
For the executive officers and directors listed below, we have based their respective number of shares of Company common stock beneficially owned and percentage of class amounts as of March 13, 2017. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277.

NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS[1]	OWNERSHIP OF OTHER SECURITIES	PERCENT OF CLASS[1]
5% Stockholders:
First Pacific Advisors, LLC[2]	3,952,609	8.1%	–	–
The Vanguard Group[3]	3,759,130	7.7%	–	–
Daruma Capital Management, LLC[4]	3,101,561	6.4%	–	–
BlackRock, Inc.[5]	3,039,102	6.2%	–	–
Wellington Management Group LLP[6]	2,717,866	5.6%	–	–
Silvercrest Asset Management Group LLC[7]	2,605,732	5.4%	–	–
Wells Fargo & Company[8]	2,590,394	5.3%	–	–
Executive Officers, Directors and Director Nominees:
E. James Ferland[9]	838,896	1.7%	32,614	*
Thomas A. Christopher[10]	4,426	*	12,499	*
Cynthia S. Dubin	10,555	*	–	–
Brian K. Ferraioli[11]	1,795	*	8,316	*
Stephen G. Hanks	16,964	*	–	–
Anne R. Pramaggiore	17,596	*	–	–
Larry L. Weyers	20,359	*	–	–
Jenny L. Apker[12]	73,825	*	–	–
Elias Gedeon[13]	41,797	*	1,110	*
Mark A. Carano[14]	68,182	*	9,888	*
Wendy S. Radtke[15]	25,815	*	–	–
All Directors, Director Nominees and Executive Officers as a group (18 persons)[16]	1,237,307	2.5%	64,427	*
*Represents less than 1.0 percent

1Percent is based on outstanding shares of our common stock on March 13, 2017.
2As reported on Schedule 13G filed with the SEC on February 14, 2017. The Schedule 13G reports beneficial ownership of 3,952,609 shares of our common stock by First Pacific Advisors, LLC which has sole voting power over zero shares, shared voting power over 1,796,090 shares and shared dispositive power over 3,952,609 shares. The Schedule 13G reports beneficial ownership of 3,952,609 shares by both J. Richard Atwood and Steven T. Romick, which each have sole voting power over zero shares, shared voting power over 1,796,090 shares and shared dispositive power over 3,952,609 shares. The reporting person's address is 11601 Wilshire Blvd., Suite 1200, Los Angeles, CA 90025.
3As reported on Schedule 13G/A filed with the SEC on February 10, 2017. The Schedule 13G/A reports beneficial ownership of 3,759,130 shares of our common stock by The Vanguard Group which has sole voting power over 56,358 shares, shared voting power over 10,363 shares, sole dispositive power over 3,695,137, and shared dispositive power over 63,993 shares. The reporting person's address is 100 Vanguard Blvd., Malvern, PA 19355.
4As reported on Schedule 13G filed with the SEC on February 14, 2017. The Schedule 13G reports beneficial ownership of 3,101,561 shares of our common stock by Daruma Capital Management, LLC which has sole voting power over zero shares, shared voting power over 1,420,028 shares, and shared dispositive power over 3,101,561 shares. The Schedule 13G reports beneficial ownership of 3,101,561 shares of our common stock by Mariko O. Gordon who has sole voting power over zero shares, shared voting power over 1,420,028 shares, and shared dispositive power over 3,101,561 shares. The reporting person's address is 1120 Avenue of the Americas, 21st Floor, New York, NY 10036.
5As reported on Schedule 13G filed with the SEC on January 30, 2017. The Schedule 13G reports beneficial ownership of 3,039,102 shares of our common stock by BlackRock, Inc. which has sole voting power over 2,890,762 shares, shared voting power over zero shares, and sole dispositive power over 3,039,102 shares. The reporting person's address is 55 East 52nd Street, New York, NY 10055.
6As reported on Schedule 13G filed with the SEC on February 9, 2017. The Schedule 13G reports beneficial ownership of 2,717,866 shares of our common stock by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP which each have shared voting power over 2,110,436 shares and shared dispositive power over 2,717,866 shares. The Schedule 13G reports beneficial ownership of 2,702,986 shares of our common stock by Wellington Management Company LLP which has shared voting power over 2,095,556 shares and shared dispositive power over 2,702,986 shares. The reporting person's address is 280 Congress Street, Boston, MA 02210.
7As reported on Schedule 13G filed with the SEC on February 14, 2017. The Schedule 13G reports beneficial ownership of 2,605,732 shares of our common stock by Silvercrest Asset Management Group, LLC over which shares it has shared voting and shared dispositive power. The Schedule 13G reports beneficial ownership of 2,605,732 shares of our common stock by both Silvercrest L.P. and Silvercrest Asset Management Group Inc., which each have shared voting and dispositive power over 2,605,732 shares. The reporting person's address is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.
8As reported on Schedule 13G filed with the SEC on January 27, 2017. The Schedule 13G reports beneficial ownership of 2,590,394 shares of our common stock by Wells Fargo & Company which has sole voting and sole dispositive power over 176,246 shares, shared voting power over 192,301 shares, and shared dispositive power of 2,414,148 shares. The reporting person's address is 420 Montgomery Street, San Francisco, CA 94163.
9Shares owned by Mr. Ferland include 598,351 shares of common stock that he may acquire on the exercise of stock options and 505 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Ferland include 32,614 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
10Other securities owned by Mr. Christopher include 12,499 shares of common stock underlying vested restricted stock units that he elected to defer under our 2015 LTIP.
11Other securities owned by Mr. Ferraioli include 8,316 shares of common stock underlying vested restricted stock units that he elected to defer under our 2015 LTIP.
12Shares owned by Ms. Apker include 44,344 shares of common stock that she may acquire on the exercise of stock options and 512 shares of common stock held in our Thrift Plan.
13Shares owned by Mr. Gedeon include 30,415 shares of common stock that he may acquire on the exercise of stock options and 180 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Gedeon include 1,110 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
14Shares owned by Mr. Carano include 56,324 shares of common stock that he may acquire on the exercise of stock options and 249 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Carano include 9,888 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
15Shares owned by Ms. Radtke include 20,454 shares of common stock that she may acquire on the exercise of stock options.
16Shares owned by all directors and officers as a group include 843,228 shares of common stock that may be acquired on the exercise of stock options and 2,229 shares of common stock held in our Thrift Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied, other than Mr. Daniel W. Hoehn who filed a delinquent Form 4 reporting one transaction on December 13, 2016 as the result of an administrative error.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Business Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Audit and Finance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.
In July 2015, we entered into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

NAMED EXECUTIVE OFFICER PROFILES
The following profiles provide summary information regarding the experience of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by the Company as of December 31, 2016. The named executive officer profiles provide biographical information, including age as of May 1, 2017. Unless otherwise indicated, all positions described below are positions with Babcock & Wilcox Enterprises, Inc. since the effective date of the spin-off. Ms. Radtke resigned from her position effective December 31, 2016.

E. James Ferland, age 50, serves as our Chairman and Chief Executive Officer. Prior to the spin-off, Mr. Ferland was BWC’s President and Chief Executive Officer since April 2012. Prior to joining BWC, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the board of directors of Actuant Corporation since August 2014.

Jenny L. Apker, age 59, serves as our Senior Vice President and Chief Financial Officer. Prior to the spin-off, Ms. Apker served as BWC’s Vice President, Treasurer and Investor Relations since August 2012 and, prior to that time, served as BWC’s Vice President and Treasurer since joining BWC in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

Mark A. Carano, age 47, serves as our Senior Vice President, Corporate Development and Treasurer. Prior to the spin-off, Mr. Carano served as Senior Vice President and Chief Corporate Development Officer of BWC since August 2013. Prior to joining BWC in June 2013, Mr. Carano served as a Managing Director in the Investment Banking Group of Bank of America Merrill Lynch, a financial services company, since 2006. Mr. Carano also previously held positions with the Investment Banking Group of Deutsche Bank.

Elias Gedeon, age 57, serves as our Senior Vice President and Chief Business Development Officer, a position he has held since joining BWC in May 2014. Mr. Gedeon has more than 30 years of experience in the power generation industry and has held various sales, operations and P&L leadership positions in the U.S. and overseas. He joined BWC from Alstom Power, Inc., a subsidiary of energy and transport manufacturer Alstom, where he served as Vice President, Global Sales and Marketing – Boiler Group since 2009 and previously as Vice President of Sales, Americas. Prior to joining Alstom, Mr. Gedeon served in sales and operations roles of increasing responsibility with Foster Wheeler Power Group, Inc., including Executive Vice President, Global Sales & Marketing.

Wendy S. Radtke, age 47, served as our Senior Vice President and Chief Human Resources Officer through December 2016. Ms. Radtke joined BWC in April 2015 to lead the global Human Resources function. From 2012 to 2015, Ms. Radtke served as Vice President of Talent Management at The Goodyear Tire & Rubber Company, a tire manufacturing company, and from 2009 to 2012, she was Vice President, Asia Pacific Human Resources at Goodyear, located in Shanghai, China. Before joining Goodyear, Ms. Radtke spent eight years at Honeywell International where she held a variety of positions with increasing responsibility, including her last role as Vice President of Asia Pacific Human Resources for the Automation Control Solutions business located in Shanghai, China. Previously, Ms. Radtke held various human resources roles at 3M Corporation and The Pepsi Bottling Group.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2017 (PROPOSAL 2)
Our Board has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
For the years ended December 31, 2016 and December 31, 2015 (following the spin-off on July 1, 2015), we paid Deloitte fees, including expenses and taxes, totaling $3,424,534 and $2,796,014, respectively, which are categorized below. Prior to the spin-off, BWC paid any audit, audit-related, tax and other fees of Deloitte.

	2016	2015
Audit The Audit fees were for professional services rendered for the audits of the combined and consolidated financial statements of the Company, the audit of the Company’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$3,329,250	$2,601,860
Audit-Related There were no Audit-Related fees.	$0	$0
Tax The Tax fees were for professional services rendered for consultations on various U.S. federal, state and international tax compliance matters, as well as consultation and advice on various foreign tax matters.	$95,284	$194,154
All Other There were no other fees for services.	$0	$0
TOTAL	$3,424,534	$2,796,014
It is the policy of our Audit and Finance Committee to pre-approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.
Annually, the independent registered public accounting firm and the Vice President, Controller and Chief Accounting Officer present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act.

Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2017. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

AUDIT AND FINANCE COMMITTEE REPORT
The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 with the Company’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with Deloitte’s independence.
Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
THE AUDIT AND FINANCE COMMITTEE

Brian K. Ferraioli, Chairman	Anne R. Pramaggiore
Cynthia S. Dubin	Larry L. Weyers

APPROVE, ON A NON-BINDING ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 3)
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution to approve our named executive officer compensation as reported in this proxy statement.
It is our belief that our ability to hire, retain and motivate employees is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.
As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our executive compensation philosophy and how that philosophy has been implemented. We have given considerable attention to how, why and what we pay our executives, and during 2016 have contacted or met with stockholders who collectively held more than 70% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to grow the Company. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.
Effect of Proposal
The resolution to approve our named executive officer compensation is not binding on us, our Board or our Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve named executive officer compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.
Advisory votes to approve named executive officer compensation are scheduled to be held once every year. The next advisory vote to approve named executive officer compensation is expected to occur at our 2018 Annual Meeting of Stockholders.
Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.
Accordingly, we submit the following resolution to stockholders at the Annual Meeting:
RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”

COMPENSATION DISCUSSION AND ANALYSIS
Table of Contents

•	Executive Summary

•	We are Committed to Compensation Best Practices

•	Peer Group

•	Compensation Philosophy and Process

•	2016 Compensation Decisions

•	Other Compensation Practices and Policies

Executive Summary
Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") became a public company on July 1, 2015 as a spin-off from The Babcock & Wilcox Company ("BWC"). At the time of the spin-off, B&W defined a three-pronged strategy as follows:

2016 PERFORMANCE

We have made measurable progress on our three-pronged strategy. This strategy provides a critical path forward to delivering long-term stockholder value by allowing us to better serve our traditional power customers, enhance our industrial market presence and increase our non-coal revenue base.

The past year, our first as an independent company, has been one of opportunity, progress and challenge. We made significant advancement realigning the business and on making the necessary changes in order to best position our operations for the future. Specifically, we focused on enhancing the profitability of our Power business and increasing revenue diversification by driving the growth of our Industrial and Renewable businesses. While some businesses were impacted by market volatility and certain execution issues, we believe our businesses have significant opportunities for growth and are confident that we are well positioned to create long-term value for stockholders.

In 2016, we made major strides in executing our strategy to become a larger player in global industrial markets. In July 2016, we closed the acquisition of SPIG S.p.A. ("SPIG"), and in January 2017, we closed the acquisition of Universal Acoustic & Emission Technologies, Inc. ("Universal"). These acquisitions expanded our global reach, increased our non-coal-related revenue to more than 50% of total revenues and expanded our end market coverage, particularly in natural gas power generation. Our effort to diversify our business has moved us forward in a measurable way, and we anticipate these efforts to continue to positively impact the Company as we position it for future success.

Despite these improvements, we faced challenging market conditions, particularly in our legacy coal-based business and also experienced operational challenges in our Renewable segment as we executed on the rapid growth in contracts from the past 12 months. These had a significant impact on our 2016 financial results. The Board has worked closely with the management team and has overseen specific actions to address these execution issues, and enhance the resources and infrastructure of the Renewable segment, enabling it to capture its significant market opportunities. We are focusing primarily on project management and engineering process improvements so that we have the right systems and resources in place to improve our performance and allow us to continue to grow this important segment of our Company.

2016 PAY-FOR-PERFORMANCE

Our executive compensation programs are based on a strong alignment between pay and performance. In light of our 2016 performance, the 2016 annual incentive payout for our NEOs and our senior management team was $0. See "2016 Summary Compensation Table" for a comparison of the total compensation received by our NEOs in 2016 versus 2015. In addition, the current projected value of the performance-based shares granted in 2016 under our long-term incentive plan is significantly impaired.

EXECUTIVE COMPENSATION PROGRAM
In this document, BWC refers to The Babcock & Wilcox Company prior to the spin-off. Compensation-related decisions for our named executive officers (“NEOs”) before the spin-off were made by the compensation committee of the Board of Directors of BWC. Compensation decisions for B&W’s NEOs from and after the spin-off were made by the Compensation Committee of our Board, which we refer to in this discussion as the “Compensation Committee.” Key features of our executive compensation program for the following executive officers (the NEOs) are outlined in this document:

NAME	TITLE (AS OF LAST DAY OF 2016)
E. James Ferland	Chairman and Chief Executive Officer
Jenny L. Apker	Senior Vice President and Chief Financial Officer
Mark A. Carano	Senior Vice President, Corporate Development and Treasurer
Elias Gedeon	Senior Vice President and Chief Business Development Officer
Wendy S. Radtke[1]	Former Senior Vice President and Chief Human Resources Officer
Peter J. Goumas[1]	Former Senior Vice President, Operations

1Ms. Radtke ceased employment with the Company effective December 31, 2016, and Mr. Goumas ceased employment with the Company effective June 17, 2016.

MANAGEMENT OVERVIEW
Our NEOs and other members of our senior leadership team include individuals who have broad experience in the power generation business, most notably our Chairman and Chief Executive Officer, E. James Ferland. Mr. Ferland is an accomplished executive with more than 25 years of experience in the commercial power and utility industry. He understands our technology and knows our business from multiple perspectives, including as a customer. He consistently demonstrates the ability to take swift actions and make tough decisions in the interests of stockholders, including:

•	Rationalizing our cost base through margin improvement programs;

•	Diversifying our legacy coal-based business through the acquisition of industrial products and services companies, including MEGTEC, SPIG and Universal;

•	Initiating and guiding the successful completion of our spin-off from BWC; and

•
Implementing a program to significantly improve the ability of our businesses, beginning with the Renewable segment, to consistently deliver strong project management and engineering for our customer projects.

2016 SAY-ON-PAY VOTE

In 2016, we received nearly 74% approval of our advisory vote to approve named executive officer compensation. We considered this result in determining compensation policies and decisions for 2016. Actions taken in response to this vote are described below under the section entitled "2016 Compensation Program Design."

WE ENGAGED WITH OUR STOCKHOLDERS
During 2016, our Lead Independent Director and senior management contacted or met with stockholders who collectively held more than 70% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to grow the Company. Generally, investors supported our executive compensation program goals, encouraged us to focus on paying for demonstrable performance, and asked that we carefully consider our post-spin-off corporate governance provisions.
In response to the feedback from our stockholder outreach, the Board amended the Company's bylaws to provide for a majority voting standard for directors in uncontested elections. Our classified board structure was continued from BWC to ensure that the newly formed B&W would have an opportunity to establish a consistent record of operations post-spin. The Board regularly evaluates whether this structure is appropriate as the Company evolves and diversifies, and based on feedback from stockholders, will continue to evaluate whether a classified board is best suited for us in the future.
2016 COMPENSATION PROGRAM DESIGN
Considering the stockholder feedback and other factors described in this Compensation Discussion and Analysis, the Compensation Committee took the following key actions with respect to the 2016 executive compensation program:

•	Approved a new peer group to reflect post-spin comparator companies of similar revenue size and business scope and with whom we compete for talent (as further discussed below);

•	Established our annual and long-term incentive compensation program design for 2016 to reflect our pay-for-performance culture; and

•
Adjusted our long-term incentive compensation program to include greater emphasis on performance-based restricted stock units (PSUs) by changing the weighting of those awards from 50% (which was the weighting at BWC prior to the spin-off) to 60% of the total long-term incentive award mix. The Compensation Committee also determined to include relative total stockholder return, along with earnings per share and return on invested capital, to measure performance for the PSUs.

The PSU performance measures for 2016 align with the key elements of our strategy to grow stockholder value.

2016 COMPENSATION MIX
The following charts illustrate the target mix of base salary, annual incentive awards and long-term incentive awards for our Chief Executive Officer and other NEOs in 2016, highlighting the performance-driven focus of the compensation opportunities:

KEY 2016 PROGRAM ELEMENTS

The main elements of the Company’s 2016 executive compensation program, a description of each element, and an explanation as to why we pay each element, are provided below:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate our NEOs
Annual Cash Incentive Compensation	Short-term cash incentive compensation paid based on performance against annually established financial, safety and individual performance goals	Reward and motivate our NEOs for achieving key short-term performance objectives
Long-Term Equity Compensation	Annual equity compensation awards of stock options, time-vesting restricted stock units and performance-vesting restricted stock units	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change in Control Arrangements	Reasonable severance payments and benefits provided upon an involuntary termination, including an involuntary termination following a change in control of the Company
Help attract and retain high quality talent by providing market-competitive severance protection, and help encourage NEOs to direct their attention to stockholders’ interests, notwithstanding the potential for loss of employment in connection with a change in control

Limited Perquisites	Financial planning services, executive physicals, airline club memberships and spousal travel, as applicable	Attract and retain high quality talent

We Are Committed to Compensation Best Practices
The Compensation Committee believes that our executive compensation program follows best practices aligned to long-term stockholder interests, summarized below:

WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value	No excise tax gross-ups upon a change in control
Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals and use of an independent compensation consultant
No discounting, reloading or re-pricing of stock options without stockholder approval
Multiple performance metrics for annual and long-term incentive compensation plans; different metrics used for each plan	No single-trigger vesting of equity-based awards upon change in control
60% of long-term incentive awards granted as performance-based restricted stock units
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination
Clawback provisions in annual and long-term incentive compensation plans
Policies prohibiting executives from hedging or pledging Company stock
Strong stock ownership guidelines for executives (Five times base salary for CEO and three times base salary for other NEOs)

Peer Group
PEER GROUP DESIGN
To help ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee reviews the level and mix of compensation for our CEO and CFO against the compensation provided by a group of peer companies (in addition to survey data provided by Hay Group which is used to review the compensation for all of our NEOs). The Compensation Committee also uses these peer companies to consider the relative performance of our Company with respect to the relative total stockholder return performance measure in our 2016 long-term incentive program (as further discussed below).
The Compensation Committee, with advice from Hay Group, considered companies across a number of relevant factors, including companies within a specified size range based primarily on revenues and market capitalization, companies within similar industry groups and with similar degrees of business complexity, and companies with which we compete for executive talent. The Compensation Committee generally considered companies with total revenues and market capitalization in a range from 0.4x to 2.5x of our size, although some exceptions were made taking into account other factors (such as industry, complexity and competition for talent) and in order to create a group with a sufficient number of companies to provide meaningful comparative data.
Based on this review, the Compensation Committee approved the following compensation peer group for 2016:

Actuant Corp. Industrial Machinery	Crane Co. Industrial Machinery	Itron Inc.* Electronic Equipment & Instruments
AMETEK Inc. Electronic Components & Equipment	Curtiss-Wright Corp. Aerospace & Defense	MasTec Inc. Construction & Engineering
CECO Environmental Corp. Environmental & Facilities Services	Dycom Industries Inc. Construction & Engineering	Primoris Services Corp. Construction & Engineering
Chart Industries Inc. Industrial Machinery	Flowserve Corp. Industrial Machinery	SPX Corp. Industrial Machinery
CIRCOR Intl. Inc. Industrial Machinery	Harsco Corp. Industrial Machinery
Covanta Holding Corp. Environmental & Facilities Services	Idex Corp. Industrial Machinery
The following charts illustrate our Company’s size compared to the peer group median on total revenues, market capitalization and number of employees, measured as of September 30, 2015 (dollar values in millions).

*For 2017, Tetra Tech, Inc. ("Tetra Tech") will replace Itron, Inc. ("Itron") as being a closer match to B&W. While Itron operates within the electricity, natural gas and water markets, it is more of an information technology company than an industrial company. Tetra Tech provides consulting and engineering services worldwide and operates two segments: Water, Environment and Infrastructure, and Resource Management and Energy. In addition, Tetra Tech is also cited by our peers as a peer company more often than Itron.

Compensation Philosophy and Process
OUR COMPENSATION PHILOSOPHY
B&W operates in a challenging, continually changing and highly competitive market. We know that attracting, developing and retaining qualified executives who increase stockholder value by achieving our financial and strategic growth plans remains key to our success. We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use short- and long-term incentives to drive continued strong results for our stockholders.
Our compensation program is designed to:

•	Incent and reward annual and long-term performance;

•	Align interests of B&W executives with stockholders; and

•	Attract and retain well-qualified executives.
The Compensation Committee works with management and Hay Group, an external advisory firm, to ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.
The roles and the responsibilities of the Compensation Committee, B&W Management and Hay Group are summarized here.
Compensation Committee (Four Independent Directors)

•	Establishes and implements our executive compensation philosophy;

•	Aims to ensure the total compensation paid to our NEOs and other executives is fair and competitive, and motivates high performance;

•
Subscribes to a “pay-for-performance” philosophy when designing executive compensation programs that place a substantial portion of an executive’s target compensation “at risk” and performance-based, where the value of one or more elements of compensation is tied to the achievement of financial and/or other measures the Company considers important drivers in the creation of stockholder value;

•	Engages Hay Group as its outside consultant for executive and director compensation matters to regularly review the design of our executive compensation programs; and

•	Works directly with Hay Group on B&W’s Chief Executive Officer’s compensation.

B&W Management

•	Prepares information and materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee;

•	B&W’s Chief Executive Officer provides recommendations regarding compensation of the other NEOs; and

•
B&W’s Chief Executive Officer and senior HR personnel attend Compensation Committee meetings and, as requested by the Compensation Committee, participate in deliberations on executive compensation (other than their own).

Hay Group (Consultant to our Compensation Committee)

•	Provides the Compensation Committee with information and advice on the design, structure and level of executive and director compensation;

•	Attends Compensation Committee meetings, including executive sessions, to advise on compensation discussions

•	Reviews market survey and proxy compensation data for benchmarking;

•	Advises the Compensation Committee on selecting an appropriate peer group;

•	Advises the Compensation Committee on external market factors and evolving compensation trends; and

•	Provides the Company assistance with regulatory compliance and changes regarding compensation matters.
Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Following a review and assessment of the independence of Hay Group, the Compensation Committee concluded, after consideration of all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that no conflict of interest has been raised by the work of Hay Group. The aggregate amount paid by B&W to Hay Group in 2016 for executive and director compensation services was $122,944, and for additional services was $529,250. The additional services, which consisted of leadership development programs, were agreed to with Korn Ferry prior to the merger of Korn Ferry and Hay Group in December 2015. These additional services were recommended by management and were approved by the Compensation Committee.

Plan Design and Risk Management
B&W subscribes to a “pay-for-performance” philosophy. As such:

•
Incentive Compensation Tied to Performance -- A substantial portion of NEOs’ target compensation is “at risk,” with the value of one or more elements of compensation tied to the achievement of financial and/or other measures the Company considers important drivers of stockholder value.

•
Stock Options Link Compensation to Stock Price Improvement -- Stock options are granted with an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. As a result, an option’s value is based exclusively on improvements in stock price from the price on the date of grant. For that reason, the Company considers stock options to be performance-based.

•
Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation for our NEOs makes up a larger percentage of target total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance.

•
Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any outstanding equity award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•
Annual and Long-Term Incentive Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•
Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation to avoid an over-emphasis on short-term decision making. The maximum payout for each of the annual and long-term incentive compensation programs is capped at 200% of target.

•
Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Our financial performance measures are based on operating income, free cash flow, return on invested capital, relative total stockholder return and earnings per share. Operating income and free cash flow maintain the focus on operational performance while earnings per share, return on invested capital and relative total stockholder return maintain a focus on longer-term metrics that help drive stockholder value.

•
Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

2016 Compensation Decisions
BASE SALARIES
We generally target base salaries for our NEOs at median (+/- 15%) of a survey group using data furnished by our independent compensation consultant, Hay Group. The Compensation Committee used Hay Group’s Industrial Executive Compensation Survey for this purpose. It also considered publicly available compensation data from the custom peer group described above comprised of 16 companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. In the case of Mr. Ferland and Ms. Apker, the Compensation Committee used the peer group data to validate the ranges established using the survey data provided by Hay Group to set new base salaries for both of them. For purposes of this evaluation, it was the survey results themselves, and not the identities of the particular entities surveyed, that was material. For more information regarding this comparative compensation information, see "Peer Group" above.
We followed our normal compensation process and made certain adjustments to base salary rates effective as of April 1, 2016, as follows:
2016 BASE SALARY ADJUSTMENTS

NAME	BASE SALARY AT JAN. 1, 2016	BASE SALARY AT APRIL 1, 2016	PERCENTAGE INCREASE
E. James Ferland	$978,500	$978,500	0%
Jenny L. Apker[1]	$375,000	$435,000	16%
Mark A. Carano	$422,300	$425,000	0.6%
Elias Gedeon	$386,200	$390,000	1.0%
Wendy S. Radtke	$355,000	$360,000	1.4%
Peter J. Goumas	$310,000	$315,000	1.6%
1
1Salary increase for Ms. Apker was made to bring her salary more in line with the average of the median survey data ($396,800) and the median peer proxy data ($475,000) for a chief financial officer.

ANNUAL CASH INCENTIVES
We provide our NEOs with an annual incentive compensation program that rewards participating executives for three areas of performance:

•	70% based on achievement of pre-established financial goals;

•	10% based on achievement of pre-established safety goals; and

•	20% based on an assessment of pre-established individual performance goals.
Each NEO had a target annual incentive award based on a percentage of base salary (referred to as the “target award percentage”). The final award could range from 0% to 200% of the target based on actual performance results. The target award percentages were established by the Compensation Committee based on a review of Hay Group’s survey data, and taking into account each NEO’s experience, role and scope of duties. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group's peer group data. We generally target annual incentives for our NEOs at median (+/- 15%) of market. The following table summarizes the target award percentages for each NEO:
TARGET AWARD % FOR 2016 ANNUAL INCENTIVE AWARD

NAME	TARGET AWARD %
E. James Ferland	100%
Jenny L. Apker[1]	70%
Mark A. Carano	60%
Elias Gedeon	60%
Wendy S. Radtke	60%
Peter J. Goumas	55%

1Target annual incentive award was increased from 60% to 70% for Ms. Apker to bring her annual incentive more in line with the average of the median survey data ($261,000) and the median peer proxy data ($358,000) for a chief financial officer.

2016 ANNUAL INCENTIVE PAYOUT
As described in more detail below, based on our 2016 performance, the annual incentive payout for our NEOs was $0.
2016 ANNUAL INCENTIVE AWARD DESIGN
The Compensation Committee determined that the 2016 annual incentive award would be made up of three components, as follows:

COMPONENT	WEIGHTING	MEASURES	PAYOUT CALCULATION
Financial	70%	Operating income (45%) Free cash flow (25%)	Range from 0% – 200% based on achievement against goals Result referred to as “Financial Multiplier”
Safety	10%	Total recordable incident rate (5%) Days away, restricted or transferred rate (5%)	Range from 0% – 100% Multiplied by “Financial Multiplier”
Individual	20%	Assessment of pre-established individual performance goals	Range from 0% – 100% Multiplied by “Financial Multiplier”
For the financial performance component, our Compensation Committee determined that operating income and free cash flow goals aligned our NEOs with our key business goals related to creating profitable organic growth and enhanced free cash flow across our range of global markets. For this purpose:

•
operating income means revenue less cost of operations, research and development costs, selling, general and administrative expenses, losses on asset disposals and impairments. Operating income also includes the net impact of equity in income of investees.

•	free cash flow means our net cash flow from operating activities (operating cash flow) less capital expenditures.

In order for these measures to reflect core operating results, the Compensation Committee determined that the measures should be adjusted for the following items: pension and other post retirement benefit mark-to-market gains and losses, restructuring charges, expenses related to the spin-off transaction, asset impairments, losses in respect of legal proceedings and dispute resolutions and other non-recurring or unusual items that would have the potential to create misalignment between our annual incentive program and long-term operating objectives. For purposes of free cash flow, the Compensation Committee also determined that variances from the budgeted income tax rate should also be excluded. Without these adjustments, incentive payouts may not accurately reflect management’s performance. The Compensation Committee believes that the target levels of financial performance represented rigorous goals that were reasonably achievable and represented a level of financial performance that would drive creation of stockholder value. The target level of operating income performance was based on a budget to grow substantially the Company's earnings per share for 2016 over 2015, and the target level of free cash flow performance was based on converting a high percentage of net income to cash. The Compensation Committee also established a threshold level of performance below which no annual incentive award would be earned and a maximum level of performance above which no more than 200% of the target award amount would be earned. There is no annual incentive payout under any of the components described above if operating income is below the threshold level.
The following table summarizes the financial goals that the Compensation Committee established for 2016:
2016 FINANCIAL PERFORMANCE GOALS

PERFORMANCE LEVEL	INCENTIVE PAYOUT %*	OPERATING INCOME	FREE CASH FLOW
Below threshold	0%	Less than $85.1 million	Less than $48.9 million
Threshold	50%	$85.1 million	$48.9 million
Target	100%	$106.4 million	$69.8 million
Maximum	200%	$127.7 million or more	$90.7 million or more
*The payout percentage is prorated on a straight-line basis for results between threshold and target or between target and maximum.
The Compensation Committee also approved safety goals for 2016. These goals emphasize our strategic business goal of maintaining our commitment to safety. The goals relate to two components of measuring safety results:

•	Total Recordable Incident Rate (TRIR), which measures the rate of recordable workplace injuries, and

•	Days Away, Restricted or Transferred (DART), which measures injuries resulting in lost or restricted days.
TRIR and DART each account for 5% of the total annual incentive payout, and the target levels of performance were based on a 5% reduction in the Company's three-year trailing average for each of these metrics. For 2016, the Compensation Committee established the target for TRIR at 1.23 and the target for DART at 0.50.
For each goal, there is a threshold level of performance at which 50% of the target incentive is earned (and below which no incentive is earned), and a target level of performance at which 100% of the target incentive is earned. The final level of safety achievement is also multiplied by the Financial Multiplier, so that the portion earned based on safety results is also tied to our financial performance.
Individual performance is generally assessed against individual goals and performance priorities established early in the year for each NEO. Individual performance goals allow the Compensation Committee to differentiate final annual incentive awards for each NEO based on the Committee’s informed judgment, taking into account individual efforts and achievements in their respective areas of responsibility. The performance assessment may result in an individual performance result that ranges from 0% to 100% of target. Each NEO’s individual performance result is multiplied by the Financial Multiplier, so that the portion earned based on individual performance is also tied to our financial performance.
2016 FINANCIAL PERFORMANCE RESULTS
In early 2017, our Compensation Committee reviewed the 2016 financial and safety performance results. For 2016 annual incentive compensation purposes, our consolidated operating income was $(15.0) million. In accordance with our 2016 annual incentive plan design, this amount included a net upward adjustment from our 2016 GAAP operating income result, largely to exclude the effect of a mark-to-market pension accounting loss, as well as restructuring charges, asset impairments and other non-recurring or unusual items that had the potential to create a misalignment between our annual incentive program and long-term operating objectives, or otherwise may not have accurately reflected management’s 2016 operating performance. For 2016 for incentive compensation purposes, we generated adjusted free cash flow of $9.0 million.

We did not achieve our threshold operating income goal, and as a result, the financial payout percentage was determined to be 0%. This payout percentage is also the “Financial Multiplier” used for the safety and individual performance portions of the award as described below. The following table, which summarizes how the Company performed relative to the financial goals established by the Compensation Committee, shows the final Financial Multiplier.
2016 FINANCIAL PERFORMANCE PAYOUT PERCENTAGE

METRIC	THRESHOLD		TARGET	MAX	ACTUAL	WEIGHTING	RESULT
Operating Income (45%)	Goal	$85.1 million	$106.4 million	$127.7 million	$(15.0) million
	Payout %	50%	100%	200%		45/70	0%
Free Cash Flow (25%)	Goal	$48.9 million	$69.8 million	$90.7 million	$9.0 million
	Payout %	50%	100%	200%		25/70	0%
					Financial Payout %		0%
The Compensation Committee reviewed our performance relative to the safety goals described above for 2016 and determined that the Company significantly improved its safety performance as measured by both TRIR and DART. However, there was no payout for either of these metrics because the applicable Financial Multiplier for 2016 was 0%. With respect to the performance of the NEOs relative to their individual goals, the Compensation Committee determined that the annual incentive payout was $0 for this metric as well because the Financial Multiplier was 0%.
The following table summarizes the 2016 award calculation. The total amount for each NEO other than Mr. Goumas appears in the Summary Compensation Table as 2016 compensation under “Non-Equity Incentive Plan Compensation.” As a result of his separation from service with the Company during the 2016 fiscal year, Mr. Goumas was not entitled to any payout (even if one had been earned) under the 2016 annual incentive program. However, he did receive certain severance compensation and benefits as described below under "Other Compensation Practices and Policies."
2016 TOTAL ANNUAL INCENTIVE AWARD

NAME	TOTAL AWARD
E. James Ferland	$0
Jenny L. Apker	$0
Mark A. Carano	$0
Elias Gedeon	$0
Wendy S. Radtke	$0

LONG-TERM INCENTIVE AWARDS
We provide long-term incentive compensation awards in a mix of stock options, time-vesting restricted stock units (RSUs) and performance-vesting restricted stock units (PSUs) granted during the first quarter each year in the following proportions:

•	20% stock options;

•	20% time-vesting RSUs; and

•	60% PSUs.
The aggregate value of the awards granted each year is generally based on the Compensation Committee's review of long-term incentive compensation award opportunities based on Hay Group’s survey data described above, and taking into account each NEO’s experience, role and scope of duties, in order to provide competitive long-term incentive opportunities. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group's peer group data. We generally target long-term incentives for our NEOs at median (+/- 15%) of market. For Mr. Ferland, the target award value for his long-term incentive awards represented nearly 70% of his total 2016 salary and target annual and long-term incentive compensation opportunity, placing significant emphasis for him on creation of long-term stockholder value.
The mix of award types is intended to balance the compensation objectives of encouraging sustainable, long-term financial performance with executive retention. Use of equity-based awards, together with our meaningful stock ownership requirements, is also intended to align the interests of our NEOs with the long-term interests of our stockholders, which is another important objective of our executive compensation program.
2016 PSU awards vest from 0% to 200% of the amount of initial shares granted depending 60% on the level of cumulative adjusted diluted earnings per share, 20% on average annual return on invested capital (“ROIC”) and 20% on relative total shareholder return attained from January 1, 2016 to December 31, 2018 (the “Performance Period”). We believe that over the long-term, there is a high degree of correlation between adjusted earnings per share and stock price. Accordingly, we use adjusted earnings per share in long-term stock-based compensation to more closely align our goals with stockholder interests. We also use relative total shareholder return as a performance metric to promote management focus on our company’s performance relative to peer companies in the industries in which we operate. This performance metric compares the company’s total shareholder return over the Performance Period to that of the companies in our custom peer group (as described under "Peer Group" above). Finally, including ROIC helps promote focus on asset utilization. We believe using different performance measures for long-term incentive compensation than in the annual incentive compensation program reduces the focus on a single metric at the expense of others, thereby helping to mitigate risk related to incentive compensation.
For each performance measure, results at the threshold, target and maximum goals produce vesting at 50%, 100% and 200%, respectively, of the portion of the PSUs granted that are subject to that performance measure. Vesting for performance results between threshold and target or target and maximum is determined by linear interpolation. No amount will vest with respect to any performance measure unless at least threshold results are attained. The Compensation Committee set target and maximum goals based on the sum of adjusted earnings per share estimates for each year of the Performance Period. To complement and leverage financial results that may be achieved under the annual incentive compensation element, we derived the threshold for cumulative earnings per share from the operating income target goal used in 2016 annual incentive compensation and assumed substantial operating income growth for target and maximum goals. We set threshold, target and maximum goals for average ROIC at levels that the Compensation Committee determined to be appropriate based on management’s projections of our financial results for the Performance Period.
We do not disclose the specific, forward-looking diluted earnings per share or ROIC goals that we established for the PSU awards granted in 2016 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the NEOs’ compensation for 2016, and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The PSU grants made in 2016 for the NEOs are set forth in the 2016 Grants of Plan-Based Awards table of this proxy statement.

With respect to the relative total shareholder return performance metric, we set threshold performance at the 25th percentile of our custom peer group, target performance at the 50th percentile, and maximum performance at the 75th percentile of our custom peer group.
Stock options and RSUs generally vest ratably over three years.
The following table summarizes the aggregate target 2016 long-term incentive awards for each NEO:

2016 LONG-TERM INCENTIVE AWARDS

NAME	TARGET VALUE LTI[1]
E. James Ferland	$ 4,200,000
Jenny L. Apker	$ 600,000
Mark A. Carano	$ 450,000
Elias Gedeon	$ 325,000
Wendy S. Radtke	$ 325,000
Peter J. Goumas	$ 275,000

1The value of the target long-term incentive awards represents the nominal value used to determine the number of RSUs, PSUs or stock options granted, taking into account the vesting schedule of the awards, rather than the grant date fair value computed for financial reporting purposes. See the “2016 Grants of Plan-Based Awards” table for more information regarding the stock and option awards.

2016 LONG-TERM INCENTIVE PERFORMANCE UPDATE

Our 2016 financial results will make it difficult to achieve a threshold level of performance for our 2016 long-term incentive awards when performance is measured at the end of the three-year performance cycle, which is a further reflection of our strong pay-for-performance philosophy.

OUTSTANDING SPIN-OFF AWARDS – LONG-TERM PERFORMANCE AND RETENTION
In 2015, BWC approved certain long-term arrangements designed to ensure management continuity through and after the spin-off that were in addition to the long-term incentive awards described above. Among other things, BWC approved a Restructuring Transaction Retention Agreement with Mr. Ferland. Pursuant to his retention agreement, in recognition of Mr. Ferland’s unique skills and industry background, and to further encourage his continued service to our company after the spin-off, BWC granted him a cash retention award equal to two times the sum of his 2014 annual base salary rate and target annual incentive award (a total of $3,800,000), which generally vests 50% on the second anniversary of the spin-off in 2017 and 50% on the third anniversary of the spin-off in 2018. Because this is a cash-based award, amounts will appear in the Summary Compensation Table in the year earned and paid, rather than in the year of grant. BWC believed this arrangement was fair and reasonable, especially in light of the fact that the Board asked Mr. Ferland to remain with the smaller of the two companies following the spin-off. BWC also believed that these arrangements would result in the best opportunities to create shareholder value in the future.

Other Compensation Practices and Policies
BENEFITS
NEOs participate in the Company’s tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. The 401(k) plan includes employer matching contributions and service-based employer contributions, ranging from 3% to 8% of eligible compensation, for participants who are not eligible for a defined benefit pension plan. The Compensation Committee views these benefit plans as customary arrangements and a standard part of a competitive total compensation package. NEOs also receive limited perquisites for items such as financial planning, an annual executive physical, annual airline club membership and certain spousal travel expenses.
NEOs are also eligible to participate in two non-qualified defined contribution retirement plans, referred to as the “Restoration Plan” and the “Supplemental Executive Retirement Plan” (or “SERP”). Both plans permit our NEOs to choose to defer eligible compensation above the limited amounts permitted under the 401(k) plan. The Restoration Plan also provides for an employer match and service-based employer contribution on the same basis as under the 401(k) plan but without regard to certain limits that otherwise apply to the 401(k) plan under U.S. Internal Revenue Code rules. The SERP also provides for an additional discretionary employer contribution for eligible employees, which in recent years has equaled 5% of prior year salary and bonus. The Compensation Committee believes that the opportunities to defer compensation and receive employer contributions under both the Restoration Plan and the SERP reflect competitive market practices and provide our NEOs with reasonable retirement benefit opportunities given their compensation and given that they do not participate in any qualified or non-qualified defined benefit pension plans. Neither the Restoration Plan nor the SERP provides for above-market earnings on any deferred amounts. See “Non-qualified Deferred Compensation” for additional information about these plans.
Severance and Change in Control Protection
NEOs are eligible to receive certain severance benefits in case of an involuntary termination without "cause," including a termination for "good reason." Different provisions apply for an involuntary termination that occurs before or following a change in control of the Company. Severance benefits for a termination occurring before a change in control are generally provided for Mr. Ferland under an employment agreement that became effective upon the spin-off, and for the other NEOs in accordance with the Company’s Executive Severance Plan. Severance benefits for an involuntary termination during a 2-year protected period following a change in control are provided under a separate change in control agreement with each NEO. These agreements, which were amended in 2016 to make certain clarifying changes and to provide for an additional airline club membership, require both a change in control and a "Covered Termination" (i.e., a double trigger) for any payments thereunder. The Compensation Committee believes the amounts of severance payable are reasonable in both amount and type. The change in control agreements do not provide for any tax gross-ups. Mr. Ferland’s employment agreement and the change in control agreements with each NEO include covenants regarding protection of confidential information, non-solicitation of employees and customers and non-competition as a condition to the severance benefits. Our equity grant agreements also provide for double-trigger vesting upon a change in control. See “Potential Payments Upon Termination or Change in Control” for additional details.
The Compensation Committee believes that these agreements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.
Effective as of the spin-off, our employment agreement with Mr. Ferland went into effect. The employment agreement governs the basic terms and conditions of Mr. Ferland’s employment. The agreement provides for a minimum level of base salary, participation in our annual and long-term incentive programs, and certain other customary benefits. The employment agreement has an initial term of one year, but will generally automatically renew for additional one-year terms unless notice of termination is given by either party. In the event of a termination of employment, Mr. Ferland may be entitled to severance compensation under the employment agreement, as further described under “Potential Payments Upon Termination or Change in Control.”

Separation Arrangement with Mr. Goumas

Mr. Goumas' employment with the Company ceased in June 2016.  In connection with his separation, he entered into a separation agreement, under which he will receive (in addition to certain compensation and benefits otherwise already accrued):  (1) payment of $30,894 for accrued and unpaid vacation; (2) a lump sum cash severance payment of $971,300; (3) a payment of $12,472 representing continued COBRA premiums for nine months following termination; and (4) pro-rata vesting of his outstanding equity awards (valued at approximately $193,694). For additional information regarding these payments and benefits, see "Potential Payments Upon Termination or Change in Control" below.

Stock Ownership Requirements
The Company maintains stock ownership guidelines for executives. These guidelines establish minimum stock ownership levels of two to five times annual base salary for executives. The ownership multiples applicable to our NEOs are:

•	Mr. Ferland – Five (5) x base salary

•	Other NEOs – Three (3) x base salary
NEOs have five years to achieve their respective minimum ownership levels. The Governance Committee of the Company annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines. All NEOs are currently in compliance with our stock ownership guidelines. NEOs are expected to hold 100% of the net shares issued to them under our long-term incentive plan, and should not sell or otherwise dispose of any other shares of Company common stock unless they have met their respective guideline.
No Hedging or Pledging Transactions
The Company maintains a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on Company common stock or otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of Company common stock. The directors, officers and employees are also prohibited from pledging Company securities and engaging in short sales of Company securities.
Compensation Recovery (Clawback) Policy
All annual and long-term incentive compensation awards include provisions allowing the Company to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.
Timing of Equity Award Approvals
To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock option and other stock awards effective as of the third day following the filing of the Company’s annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a public company like B&W is generally limited to a $1 million deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that qualifies under Section 162(m) as “performance-based compensation.” Some compensation received by our NEOs may exceed the applicable Section 162(m) deduction limit and not otherwise qualify as “performance-based compensation.” While the Compensation Committee retains discretion to make compensation decisions in light of a variety of considerations, compensation decisions for our NEOs are generally made after consideration of the Section 162(m) implications. Our 2015 LTIP and our Executive Incentive Compensation Plan (the "EICP") allow the Compensation Committee to potentially design performance-based compensation awards that may be fully deductible under Section 162(m).
While the Company believes it is in the Company's and its stockholders' best interests to have the ability to potentially grant qualified performance-based compensation for purposes of Section 162(m) under the Company's executive compensation program, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Sections 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
THE COMPENSATION COMMITTEE
Larry L. Weyers, Chairman
Stephen G. Hanks
Thomas A. Christopher
Anne R. Pramaggiore

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes the 2016 and 2015 (and, where applicable, the 2014) compensation of our Chief Executive Officer, Chief Financial Officer and three highest-paid executive officers other than the CEO and CFO who were still serving as executive officers as of December 31, 2016, plus one former executive who was no longer serving with us at the end of 2016. We refer to these persons as our Named Executive Officers or NEOs. As applicable, the information included in these tables for fiscal years 2014 and 2015 reflects compensation earned by the individuals for service with BWC (with respect to 2014), or both BWC and us (with respect to 2015). As discussed below, references in the following tables to stock awards and option awards relate to either BWC stock or our stock, depending on the timing of the grant and the reference date for the particular disclosure.
2016 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION($)(3)	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
E. James Ferland	2016	$978,500	—	$3,769,685	$758,464	$0	N/A	$178,670	$5,685,319
Chairman & Chief Executive Officer	2015	$971,375	—	$6,155,436	$1,428,006	$1,187,770	N/A	$154,759	$9,897,346
	2014	$937,500	—	$3,320,748	$1,299,160	$1,090,031	N/A	$252,219	$6,899,658
Jenny L. Apker	2016	$420,000	—	$538,498	$108,357	$0	N/A	$63,895	$1,130,750
Senior Vice President & Chief Financial Officer	2015	$335,000	—	$976,692	$153,012	$228,634	N/A	$44,692	$1,738,030
	2014	$287,025	—	$169,923	$66,496	$162,252	N/A	$39,344	$725,040
Mark A. Carano	2016	$424,325	—	$403,874	$81,259	$0	N/A	$77,970	$987,428
Senior Vice President, Corporate Development & Treasurer	2015	$419,225	—	$1,040,650	$144,507	$307,570	N/A	$68,580	$1,980,532
	2014	$407,500	—	$335,955	$131,468	$313,669	N/A	$48,075	$1,236,667
Elias Gedeon	2016	$389,050	—	$291,723	$58,691	$0	N/A	$54,219	$793,683
Senior Vice President & Chief Business Development Officer	2015	$383,400	—	$888,362	$101,993	$281,285	N/A	$26,924	$1,681,964
	2014	$250,000	$200,000	$237,184	$90,678	$184,425	N/A	$507,956	$1,470,243
Wendy S. Radtke (6) Senior Vice President and Chief Human Resources Officer	2016	$358,750	—	$291,723	$58,691	$0	N/A	$21,396	$730,560
	2015	$262,216	$200,000	$428,202	$200,988	$260,105	N/A	$19,349	$1,370,860
Peter J. Goumas (6) Senior Vice President, Operations	2016	$147,392	—	$246,835	$49,666	$0	$41,311	$1,234,323	$1,719,527

1See “Salary” below for a discussion of the amounts reported in this column for 2016.
2See “Stock and Option Awards” below for a discussion of the amounts included in this column for 2016.
3See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column for 2016.
4See “Change in Pension Value and Non-qualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column for 2016.
5See “All Other Compensation” below for a discussion of the amounts included in this column for 2016.
6Ms. Radtke and Mr. Goumas are former executive officers.

Salary
Amounts reported in the “Salary” column above for 2016 include amounts that have been deferred under qualified and non-qualified deferred compensation plans. See the “Compensation Discussion and Analysis” for more information regarding the base salaries for the Named Executive Officers in 2016.

Stock and Option Awards
The amounts reported for 2016 in the “Stock Awards” and “Option Awards” columns for each Named Executive Officer represent the aggregate grant date fair value of all stock and option awards granted to the Named Executive Officers in 2016 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures.These awards consist of (1) time-based restricted stock unit awards (“RSUs”), plus (2) time-based stock option awards, plus (3) performance-based restricted stock unit awards (“PSUs”). For a discussion of the valuation assumptions used in determining the grant date fair values, see Note 9 to the combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. See the “2016 Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the stock and option awards granted to the Named Executive Officers in 2016. With respect to the PSUs, the amounts reported in this table represent the grant date fair values based on the probable outcome of the applicable performance conditions which are $2,851,415 for Mr. Ferland, $407,341 for Ms. Apker, $305,492 for Mr. Carano, $220,644 for Mr. Gedeon, $220,644 for Ms. Radtke and $186,700 for Mr. Goumas. Assuming the highest level of the applicable performance conditions is achieved, such amounts would be $5,702,830 for Mr. Ferland, $814,682 for Ms. Apker, $610,984 for Mr. Carano, $441,288 for Mr. Gedeon, $441,288 for Ms. Radtke, and $373,400 for Mr. Goumas.
Non-Equity Incentive Plan Compensation
No amounts are reported in the “Non-Equity Incentive Plan Compensation” column for 2016 because no annual incentive award was earned under our EICP. See the “Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the annual incentive award opportunities for the Named Executive Officers in 2016.
Change in Pension Value and Non-qualified Deferred Compensation Earnings
The amount reported in the "Change in Pension Value and Non-qualified Deferred Compensation Earnings" column for 2016 for Mr. Goumas represents the changes in actuarial present values of his accumulated benefits under our defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to such pension plans was 4.20% for the Qualified Plan and 4.11% for the Excess Plans (each as described under the "2016 Pension Benefits" table) at December 31, 2016. The discount rate applicable to the Qualified Plan was 4.3% and 4.0% at December 31, 2015 and 2014, respectively. The discount rate applicable to the Excess Plans was 4.25% and 4.0% at December 31, 2015 and 2014, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits. No portion of this amount represents above-market or preferential earnings under non-qualified deferred compensation plans.
All Other Compensation
The amounts reported for 2016 in the “All Other Compensation” column are attributable to the following:
ALL OTHER COMPENSATION

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE	MR. GOUMAS
SERP Contribution	$103,070	$24,863	$36,645	$28,391	—	—
Thrift Plan Contributions	$15,900	$16,131	$15,714	$15,900	$13,371	$19,612
Restoration Plan Contributions	$40,364	$5,475	$8,497	$6,468	$4,725	—
Tax Reimbursements	$1,210	$1,313	$1,163	$259	$960	—
Perquisites	$18,126	$16,113	$15,951	$3,201	$2,340	$6,351
Separation Payments	—	—	—	—	—	$1,208,360

SERP Contribution
See the “2016 Non-qualified Deferred Compensation” table for more information regarding these Company contribution amounts and the SERP.
Thrift Plan Contributions and Restoration Plan Contributions
The amounts reported in these columns represent the total amount of matching and service-based contributions made to each Named Executive Officer under the Company’s Thrift Plan and Restoration Plan, respectively. Under the Company’s Thrift Plan, the Company will match 50% of an employee’s contributions, up to 6%. Under the Company’s Restoration Plan, the Company will match 50% of the first 6% of an employee’s deferral contributions.
Tax Reimbursements
The tax reimbursements reported for Mmes. Apker and Radtke and Messrs. Ferland, Carano, Gedeon and Goumas were provided for income imputed to each of them as a result of their spouses attending a Company event. The Company does not provide a tax reimbursement for any other perquisite.
Perquisites
Perquisites and other personal benefits received by a Named Executive Officer are included even if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our Named Executive Officers in 2016 are as follows:

•
The $18,126 reported for Mr. Ferland is attributable to financial planning services, an annual executive physical, an airline club membership and costs associated with his spouse accompanying him on a single Company business trip.

•
The $16,113 reported for Ms. Apker is attributable to financial planning, an annual executive physical, an airline club membership and costs associated with her spouse accompanying her on a single Company business trip.

•
The $15,951 reported for Mr. Carano is attributable to financial planning services, an annual executive physical, an airline club membership and costs associated with his spouse accompanying him on a single Company business trip.

•	The $3,201 reported for Mr. Gedeon is attributable to an annual executive physical and an airline club membership.

•	The $2,340 reported for Ms. Radtke is attributable to an airline club membership and costs associated with her spouse accompanying her on a single Company business trip.

•	The $6,351 reported for Mr. Goumas is attributable to financial planning services and an airline club membership.
The Company calculates all perquisites and personal benefits based on the incremental cost it incurs to provide such benefits. For annual physicals, the Company computes incremental cost based on the actual cost incurred by it for the physical. For financial planning services, the Company computes incremental cost based on the sum of (1) the actual cost incurred by it for the financial planning service for the applicable Named Executive Officer and (2) a pro-rated portion of the fee paid to the third party firm that provides the financial planning services.
Separation Payments
The amount reported in this column for Mr. Goumas represents the value of the payments and benefits received by Mr. Goumas pursuant to his separation agreement in connection with his separation from the Company in June 2016, consisting of: (1) payment of $30,894 for accrued and unpaid vacation; (2) a severance payment of $971,300; (3) a payment of $12,472 representing continued COBRA premiums for nine months following termination; and (4) the value of accelerated vesting of Mr. Goumas' outstanding equity awards of $193,694. For additional information regarding these payments and benefits, see "Potential Payments Upon Termination or Change in Control" below.

2016 Grants of Plan-Based Awards
The following table provides additional information on stock awards and option awards, plus non-equity incentive plan awards, made to our Named Executive Officers by us during the year ended December 31, 2016.

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(4)	EXERCISE OR BASE PRICE OF OPTION AWARDS($)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(5)
			THRESHOLD($)	TARGET($)	MAXIMUM($)	THRESHOLD(#)	TARGET(#)	MAXIMUM(#)
Mr. Ferland	—	—	$489,250	$978,500	$1,957,000	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	48,330	—	—	$918,270
	03/01/16	02/22/16	—	—	—	14,575	145,748	291,496	—	—	—	$2,851,415
	03/01/16	02/22/16	—	—	—	—	—	—	—	188,340	$19.00	$758,464
Ms. Apker	—	—	$152,250	$304,500	$609,000	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	6,903	—	—	$131,157
	03/01/16	02/22/16	—	—	—	2,082	20,821	41,642	—	—	—	$407,341
	03/01/16	02/22/16	—	—	—	—	—	—	—	26,907	$19.00	$108,357
Mr. Carano	—	—	$127,500	$255,000	$510,000	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	5,178	—	—	$98,382
	03/01/16	02/22/16	—	—	—	1,562	15,615	31,230	—	—	—	$305,492
	03/01/16	02/22/16	—	—	—	—	—	—	—	20,178	$19.00	$81,259
Mr. Gedeon	—	—	$117,000	$234,000	$468,000	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	3,741	—	—	$71,079
	03/01/16	02/22/16	—	—	—	1,128	11,278	22,556	—	—	—	$220,644
	03/01/16	02/22/16	—	—	—	—	—	—	—	14,574	$19.00	$58,691
Ms. Radtke	—	—	108,000	$216,000	$432,000	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	3,741	—	—	$71,079
	03/01/16	02/22/16	—	—	—	1,128	11,278	22,556	—	—	—	$220,644
	03/01/16	02/22/16	—	—	—	—	—	—	—	14,574	$19.00	$58,691
Mr. Goumas	—	—	$86,625	$173,250	$346,500	—	—	—	—	—	—	—
	03/01/16	02/22/16	—	—	—	—	—	—	3,165	—	—	$60,135
	03/01/16	02/22/16	—	—	—	954	9,543	19,086	—	—	—	$186,700
	03/01/16	02/22/16	—	—	—	—	—	—	—	12,333	$19.00	$49,666

1Amounts shown represent the range of potential payouts under our EICP for 2016. See “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column. The actual amounts paid to our Named Executive Officers are included in the Non-Equity Incentive Plan Compensation column of the “2016 Summary Compensation Table” above.
2See “Estimated Future Payouts Under Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.
3Amounts shown represent shares of our common stock underlying time-based restricted stock unit awards. See “All Other Stock Awards” below for further discussion of the amounts included in this column.
4Amounts shown represent the number of shares of our common stock underlying 2016 stock option awards. See “All Other Option Awards” below for a discussion of the amounts included in this column.
5See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each Named Executive Officer under our EICP for 2016. Generally, with respect to our EICP, payout depends on three principal factors: (1) the company’s financial performance, safety performance, and the Named Executive Officer’s individual performance, (2) the Named Executive Officer’s target percentage, and (3) the Named Executive Officer’s earnings from base salary. For 2016, the target percentage for each Named Executive Officer was as follows:

NAMED EXECUTIVE OFFICER	TARGET PERCENTAGE (% OF SALARY)
Mr. Ferland	100%
Ms. Apker	70%
Mr. Carano	60%
Ms. Radtke	60%
Mr. Gedeon	60%
Mr. Goumas	55%

The amounts reflected in the “target” column under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" represent the value of the payout opportunity under the EICP at target financial performance levels. This amount was calculated by multiplying the Named Executive Officer’s target percentage by the amount of base salary earned by each Named Executive Officer for 2016.
The amounts shown in the “maximum” column represent the maximum payout opportunity for 2016, which for all Named Executive Officers was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity for 2016 assuming threshold financial performance, which for all Named Executive Officers was 50% of the target amount. If threshold operating income is not achieved, no amount is paid under the EICP.
All threshold, target and maximum amounts reported in the table above assume that the Compensation Committee does not exercise discretion with respect to the annual incentive compensation award ultimately paid.
See “Compensation Discussion and Analysis — 2016 Compensation Decisions” on the previous pages for more information about the annual incentive awards and performance goals for 2016.
Estimated Future Payouts Under Equity Incentive Plan Awards
The amounts shown reflect the threshold, target and maximum payout opportunities of PSUs granted in 2016 under the Company’s 2015 LTIP. Each PSU represents a right to receive one share of our common stock if performance targets are met. Upon vesting, the PSUs are converted into shares of our common stock. The amount of PSUs that vest, if any, is determined based (1) 60% on the Company’s cumulative earnings per share during the three-year performance period, (2)  20% on the average annual ROIC during the same period, and (3) 20% on relative total shareholder return compared to the companies in the Company’s custom peer group. The amounts shown in the “target” column represent the number of PSUs that will vest, which is 100% of the amount granted, if the target levels of average annual ROIC, cumulative diluted earnings per share and relative total shareholder return are attained. The amounts shown in the “maximum” column represent the number of PSUs that will vest, which is 200% of the amount granted, if the maximum level of average annual ROIC, cumulative earnings per share and relative total shareholder return are attained. The amounts shown in the “threshold” column represent the minimum number of PSUs that will vest, which is 10% of the amount granted, if the threshold level of either of the lowest weighted metrics (average annual ROIC or relative total stockholder return) is attained. No amount of PSUs will vest if the levels of all three such performance metrics are less than the threshold performance level. See “Compensation Discussion and Analysis — 2016 Compensation Decisions — Long-Term Incentive Awards” above for more information regarding the 2016 PSUs.
All Other Stock Awards
The amounts shown reflect 2016 grants of time-based restricted stock units granted by the Company under our 2015 LTIP. These awards are generally scheduled to vest ratably on each of the first three anniversaries of the grant date. Each restricted stock unit granted by the Company represents the right to receive one share of our common stock. See “Compensation Discussion and Analysis—2016 Compensation Decisions” above for more information regarding the 2016 RSU awards.
All Other Option Awards
The amounts shown reflect 2016 grants of stock options by the Company under its 2015 LTIP. Each such option represents the right to purchase one share of our common stock at the indicated exercise price and is generally scheduled to vest ratably on each of the first three anniversaries of the grant date. Options generally expire ten years from the date of grant. See “Compensation Discussion and Analysis—2016 Compensation Decisions” above for more information regarding the 2016 stock options.
Grant Date Fair Value of Stock and Option Awards
The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each Named Executive Officer represent the grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of the Company’s common stock on the date of grant for restricted stock units and PSUs and an option-pricing model for stock options. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options granted to our Named Executive Officers. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility.

The grant date fair values reported in the table above differ from the "target" values discussed in the "Compensation Discussion and Analysis," because such "target" values were converted into the number of shares granted taking into account the vesting schedule of the awards, as determined by Hay Group. For more information regarding the compensation expense related to the awards, and a discussion of valuation assumptions utilized in option pricing, see the information set forth under the heading “Company Stock Options” in Note 9, “Stock-Based Compensation,” to the combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
Narrative Disclosure Relating to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table

For more information regarding the change in control severance agreements with the Named Executive Officers and the employment agreement with Mr. Ferland, refer to "Potential Payments Upon Termination or Change in Control” below.  For information regarding the amount of salary and bonus compensation in proportion to total compensation, see "2016 Compensation Mix" above.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following Outstanding Equity Awards at 2016 Fiscal Year-End table summarizes the equity awards with respect to shares of our common stock that were held by our Named Executive Officers and outstanding as of December 31, 2016.

NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Ferland
Stock Options	04/19/12	42,592	—	$13.88	04/19/19	—	—	—	—
Stock Options	04/19/12	34,373	—	$13.88	04/19/19	—	—	—	—
Stock Options	03/04/13	72,341	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	57,955	28,978[3]	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	149,666	299,332[4]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	—	188,340[11]	$19.00	03/01/26	—	—	—	—
RSU	03/03/14	—	—	—	—	5,700[3]	$94,563	—	—
RSU	03/03/14	—	—	—	—	33,693[5]	$558,967	—	—
RSU	03/02/15	—	—	—	—	83,192[6]	$1,380,155	—	—
RSU	03/02/15	—	—	—	—	53,724[4]	$891,281	—	—
RSU	03/01/16	—	—	—	—	48,330[11]	$801,795	—	—
PSU	03/01/16	—	---	---	---	---	---	14,575(12)	$241,799
Ms. Apker
Stock Options	08/12/10	2,950	—	$13.27	08/12/17	—	—	—	—
Stock Options	03/04/11	1,777	—	$20.47	03/04/18	—	—	—	—
Stock Options	03/05/12	1,957	—	$15.75	03/05/19	—	—	—	—
Stock Options	03/04/13	3,726	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	2,966	1,483[3]	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	7,662	15,324[4]	$18.32	03/02/25	—	—	—	—
Stock Options	07/01/15	5,192	10,384[7]	$19.90	07/01/25	—	—	—	—
Stock Options	03/01/16	—	26,907[11]	$19.00	03/01/26	—	—	—	—
RSU	03/03/14	—	—	—	—	292[3]	$4,844	—	—
RSU	03/03/14	—	—	—	—	1,725[5]	$28,618	—	—
RSU	03/02/15	—	—	—	—	4,258[6]	$70,640	—	—
RSU	03/02/15	—	—	—	—	2,749[4]	$45,606	—	—
RSU	07/01/15	—	—	—	—	4,282[8]	$71,038	—	—
RSU	07/01/15	—	—	—	—	2,766[7]	$45,888	—	—
RSU	03/01/16	—	—	—	—	6,903[11]	$114,521	—	—
PSU	03/01/16	—	—	—	—	—	—	2,082[12]	$34,540

NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Carano
Stock Options	06/12/13	10,511	—	$17.65	06/12/20	—	—	—	—
Stock Options	03/03/14	5,864	2,933[3]	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	15,145	30,291[4]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	—	20,178[11]	$19.00	03/01/26	—	—	—	—
RSU	03/03/14	—	—	—	—	576[3]	$9,556	—	—
RSU	03/03/14	—	—	—	—	3,409[5]	$56,555	—	—
RSU	03/02/15	—	—	—	—	8,417[6]	$139,638	—	—
RSU	03/02/15	—	—	—	—	5,437[4]	$90,200	—	—
RSU	03/01/16	—	—	—	—	5,178[11]	$85,903	—	—
PSU	03/01/16	—	—	—	—	—	—	1,562[12]	$25,914
Mr. Gedeon
Stock Options	05/15/14	4,179	2,090[9]	$19.18	05/15/21	—	—	—	—
Stock Options	03/02/15	10,689	21,379[4]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	—	14,574[11]	$19.00	03/01/26	—	—	—	—
RSU	05/15/14	—	—	—	—	411[9]	$6,818	—	—
RSU	05/15/14	—	—	—	—	2,430[5]	$40,314	—	—
RSU	03/02/15	—	—	—	—	5,942[6]	$98,578	—	—
RSU	03/02/15	—	—	—	—	3,836[4]	$63,639	—	—
RSU	03/01/16	—	—	—	—	3,741[11]	$62,063	—	—
PSU	03/01/16	—	—	—	—	—	—	1,128[12]	$18,714
Ms. Radtke[10]
Stock Options	04/06/15	10,380	—	$18.85	04/06/25	—	—	—	—
Stock Options	04/06/15	10,074	—	$18.85	04/06/25	—	—	—	—
Mr. Goumas
Stock Options	08/02/10	818	—	$14.54	08/02/17	—	—	—	—
Stock Options	03/04/11	1,745	—	$20.47	03/04/18	—	—	—	—
Stock Options	03/05/12	1,938	—	$15.75	03/05/19	—	—	—	—
Stock Options	03/04/13	3,754	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	3,416	—	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	19,599	—	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	2,097	—	$19.00	03/01/26	—	—	—	—
PSU	03/01/16	—	—	—	—	—	—	162[12]	$2,688
1The dates presented in this column represent the date the awards were granted (a) by BWC (but converted into awards covering our common stock) prior to July 2015, and (b) by the Company on or after July 1, 2015. We are presenting the original grant dates for BWC awards prior to our spin-off to assist in understanding the vesting dates associated with those awards.

2Market values in these columns are based on the closing price of our common stock as of December 30, 2016 ($16.59), as reported on the New York Stock Exchange.
3These stock options and RSUs vested on March 3, 2017.
4One-half of these stock options and RSUs vested on March 2, 2017 and an additional one-half will vest on March 2, 2018.
5These RSUs vested on March 3, 2017.
6These RSUs vest on March 2, 2018.
7These stock options and RSUs vest in thirds beginning on July 1, 2016.
8These RSUs vest on July 1, 2018.
9These stock options and RSUs vest on May 15, 2017.
10Ms. Radtke forfeited unvested equity awards in connection with her separation from service on December 31, 2016.
11One-third of these RSUs and stock options vested on March 1, 2017, and an additional one-third vest on each of March 1, 2018 and March 1, 2019.
12These PSUs represent the right to receive a share of the Company’s common stock for each PSU that vests. The number of PSUs that vest depends upon the attainment of specified performance goals over a performance period beginning on January 1, 2016 and ending on December 31, 2018. The number of PSUs reported is based on achieving threshold performance level for one of the lowest weighted metrics. For Mr. Goumas, such threshold amount is pro-rated pursuant to the terms of his separation agreement.
Each RSU and stock option award set forth in the table above (which only shows awards based on or related to shares of our Company) with a grant date prior to July 1, 2015 is an award resulting from an adjustment made to a corresponding BWC award in connection with the spin-off.
Vesting of Restricted Stock Units
Restricted stock units generally vest one third each year or on a cliff basis on the third anniversary of the grant date, as described above.

2016 Option Exercises and Stock Vested
The following 2016 Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executive Officers on exercises of option awards and vesting of stock awards with respect to our common stock during the year ended December 31, 2016.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Ferland	—	—	63,172	$1,143,980
Ms. Apker	—	—	7,487	$120,977
Mr. Carano	—	—	6,010	$95,734
Mr. Gedeon	—	—	5,981	$94,633
Ms. Radtke	—	—	3,781	$78,683
Mr. Goumas	—	—	8,584	$168,126

Stock Awards
For each Named Executive Officer, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of common stock acquired by the Named Executive Officer in connection with restricted stock units and restricted shares under the Company’s 2015 LTIP that vested in 2016. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting. For the following Named Executive Officers, the amount includes restricted stock units which were deferred based on the executive’s election: for Mr. Ferland, 11,032, and for Mr. Carano, 3,553. Mr. Ferland’s deferred restricted stock units will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred restricted stock units will be delivered in five annual installments beginning six months following his termination of employment.
The number of shares acquired in connection with the vesting of restricted stock units includes shares withheld by us in the amounts and for the Named Executive Officers reported below to satisfy the minimum statutory withholding tax due on vesting.

NAME	SHARES WITHHELD ON VESTING OF RESTRICTED STOCK UNITS
Mr. Ferland	43,550
Ms. Apker	4,126
Mr. Carano	3,244
Mr. Gedeon	3,123
Ms. Radtke	1,868
Mr. Goumas	4,435

2016 Pension Benefits
The following 2016 Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executive Officers under our qualified and non-qualified pension plans.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING 2016 ($)
Mr. Ferland	N/A	N/A	N/A	N/A
Ms. Apker	N/A	N/A	N/A	N/A
Mr. Carano	N/A	N/A	N/A	N/A
Mr. Gedeon	N/A	N/A	N/A	N/A
Ms. Radtke	N/A	N/A	N/A	N/A
Mr. Goumas	Retirement Plan for Employees of Babcock & Wilcox Commercial Operations	30.58	$1,660,558	$43,117
	Excess Plan for certain employees of Babcock & Wilcox Commercial Operations	30.58	$639,627	--
Overview of Qualified Plans
The Company maintains retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Goumas participates in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the "Qualified Plan").
Overview of Non-qualified Plans
To the extent benefits payable under the Company’s qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the Company’s applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Goumas participates in the Excess Plan for certain employees of Babcock & Wilcox Commercial Operations.
Due to the date of initial employment of Ms. Apker, Ms. Radtke, and Messrs. Ferland, Gedeon, and Carano, they are not eligible to participate in the Company’s defined benefit pension plans.
Participation and Eligibility
Generally, certain salaried employees over the age of 21 years participate in the pension plan, as follows:

•
For salaried participants hired before April 1, 2001, benefit accruals were frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their Thrift Plan account.

•
For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments were discontinued. Affected employees receive a service-based cash contribution to their Thrift Plan account.

Benefits
For eligible Named Executive Officers, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses).
The present value of accumulated benefits reflected in the Pension Benefit table above is based on a discount rate at December 31, 2016 and the RP2014 mortality table projected with the MP2016 mortality improvement scale. The discount rate applicable to the pension plans at December 31, 2016 was 4.20% for the Qualified Plan and 4.11% for the Excess Plans. The discount rate applicable to the pension plans at December 31, 2015 was 4.30% for the Qualified Plan and 4.25% for the Excess Plans. Additional benefit accruals offset by reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.
Retirement
Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin.

2016 Non-qualified Deferred Compensation
The following 2016 Non-qualified Deferred Compensation table summarizes our Named Executive Officers’ compensation under the non-qualified defined contribution plans.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2016 ($)(2)	REGISTRANT CONTRIBUTIONS IN 2016 ($)(2)	AGGREGATE EARNINGS IN 2016 ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT 12/31/16 ($)(2)
	SERP	—	$103,070	$25,838	—	$303,562
Mr. Ferland	Restoration Plan	$40,364	$40,364	$26,243	—	$415,598
	LTIP[1]	—	—	—	—	$183,021
	SERP	—	$24,863	$6,314	—	$127,459
Ms. Apker	Restoration Plan	—	$5,475	$1,342	—	$16,535
	LTIP[1]	—	—	—	—	—
	SERP	—	$36,645	$5,112	—	$69,338
Mr. Carano	Restoration Plan	$8,497	$8,497	$1,667	—	$54,208
	LTIP[1]	—	—	—	—	$58,944
	SERP	$272,510	$28,391	$32,228	—	$333,129
Mr. Gedeon	Restoration Plan	$6,468	$6,468	$1,134	—	$28,268
	LTIP[1]	—	—	—	—	—
	SERP	—	—	—	—	—
Ms. Radtke	Restoration Plan	$4,725	$4,725	$181	—	$9,631
	LTIP[1]	—	—	—	—	—
	SERP	—	—	—	—	—
Mr. Goumas	Restoration Plan	—	—	$295	—	$4,124
	LTIP[1]	—	—	—	—	—
1The amounts reflected in these rows represent the value of restricted stock units deferred by each Named Executive Officer under the 2015 LTIP.
2See the narrative disclosure that follows for information regarding the extent to which amounts reported in the contributions and earnings columns are reported as 2016 compensation in the 2016 Summary Compensation Table and amounts reported in the "Aggregate Balance at 12/31/16" column previously were reported as compensation in our Summary Compensation Tables for previous years.
SERP
The Company’s SERP is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to a participant’s notional account, which is referred to as a participant’s company account. Participants include officers selected by the Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.
For 2016, participants could elect to defer the payment of certain compensation earned from the Company (as described below) under the SERP. Any amounts deferred by a participant are maintained in a notional account separate from the account into which the Company makes annual contributions. This separate account is referred to as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.
Restoration Plan
The Company’s Restoration Plan is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to each participant’s notional accounts, which are referred to as a participant’s company matching account and company service-based account. Participants include the Named Executive Officers and other employees of the Company whose base salary exceeds certain compensation limits imposed by the Internal Revenue Code. Benefits under the Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing three years of service with the Company, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.

Participants may elect to defer the payment of certain compensation earned from the Company or its subsidiaries (as described below) that is in excess of limits imposed by the Internal Revenue Code under the Company’s Restoration Plan. Participants are 100% vested in their deferral accounts at all times.
Executive Contributions in 2016
Under the SERP, an officer selected by the Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2016 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2016” do not include any contributions of any 2016 EICP awards. Amounts reported in this column for each Named Executive Officer are reported as “Salary” for each Named Executive Officer in the 2016 Summary Compensation Table above.
All of our Named Executive Officers elected to contribute to their Restoration Plan deferral accounts in 2016. The Company’s Restoration Plan allows participants to defer a percentage of their base salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.
Company Contributions in 2016
The Company makes annual notional contributions to participating employees’ SERP company accounts equal to a percentage of the employee’s prior-year compensation, as determined by the Compensation Committee. Under the terms of the SERP, the contribution percentage may not be the same for all participants. Additionally, the Compensation Committee may approve a discretionary contribution to a participant’s account at any time.
For 2016, the contributions reported in the table above for the SERP reflect notional contributions made by the Company to each participating Named Executive Officer’s company account. The Company’s 2016 contributions equaled 5% of the Named Executives Officers’ base salaries and EICP awards paid in 2015. All 2016 contributions are included in the 2016 Summary Compensation Table as “All Other Compensation.”
Under the Company’s Restoration Plan, the Company makes notional matching and serviced-based contributions to each eligible participant’s company matching account and serviced-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under the Restoration Plan are credited with a Company matching contribution equal to 50% of the first 6% of their deferral contribution. For each participant in the Restoration Plan who is not eligible to participate in the Company’s pension plans, the Company also makes a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution is based on a percentage of the participant’s eligible compensation in excess of the Internal Revenue Code limit and ranges between 3% and 8%, depending on the participant’s years of service. This service-based contribution is made regardless of whether the participant has elected to make deferral contributions under the Company’s Restoration Plan. All 2016 Company contributions are included in the 2016 Summary Compensation Table as “All Other Compensation.”
Aggregate Earnings in 2016
The amounts reported in this column for the SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2016 on all accounts for each Named Executive Officer under the Company’s SERP and Restoration Plan. Under these plans, each participant elects to have his or her notional accounts hypothetically invested in one or more of the investment funds designated by the Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the 2016 Summary Compensation Table.
Aggregate Balance at December 31, 2016
The aggregate balance of a participating officer’s notional SERP account consists of contributions made by the Company to the officer’s company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan Account consists of contributions made by the Company to the officer’s company matching account and company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive Officer as of December 31, 2016. Ms. Apker and Ms. Radtke were 100% and 0% vested, respectively, on their SERP balances and Messrs. Ferland, Carano, Gedeon and Goumas were 60%, 40%, 20% and 0% vested, respectively, in their SERP balances as shown above. Messrs. Ferland, Carano and Goumas and Ms. Apker were each 100% vested in their Restoration Plan balance as shown above, and Mr. Gedeon and Ms. Radtke were 0% vested.
Deferred Restricted Stock Units Under LTIP
Under the terms of the 2015 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. These deferred restricted stock units will be paid by the Company in the form of Company common stock. Mr. Ferland’s deferred restricted stock units will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred restricted stock units will be delivered in five annual installments beginning six months following his termination of employment.
Potential Payments Upon Termination or Change In Control
The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executive Officers, assuming a December 30, 2016 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $16.59 (as reported on the NYSE) as of December 30, 2016. These tables do not reflect amounts that would be payable to the Named Executive Officers pursuant to benefits or awards that are already vested.
Except as otherwise indicated, amounts reported in the below tables for stock options, restricted stock units and PSUs represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $16.59 (the closing price of the Company’s common stock on December 30, 2016); and

•	for restricted stock units and PSUs: multiplying the number of accelerated units by $16.59 (the closing price of the Company’s common stock on December 30, 2016).

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON INVOLUNTARY TERMINATION WITHOUT CAUSE
The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Goumas assuming their involuntary termination without cause as of December 30, 2016. In the event of a Named Executive Officer’s termination with cause, none of these payments and other benefits would be due.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	$435,000	$425,000	$390,000	$360,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$53,740	$9,235	$12,729	$12,729	$12,729
EICP	$0	—	—	—	—
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Outplacement Services	$7,500	$7,500	$7,500	$7,500	$7,500
Supplemental Executive Retirement Plan (SERP)	$123,747	—	—	—	—
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$2,263,883	$0	$0	$0	$0
PSUs (unvested and accelerated)	$805,986	$0	$0	$0	$0
Total	$7,117,856	$457,735	$451,229	$416,229	$386,229
Severance Payment
The severance payment reported for each Named Executive Officer other than Mr. Ferland represents a lump sum cash payment equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under the Babcock & Wilcox Enterprises, Inc. Executive Severance Plan (or “Executive Severance Plan”). The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.”

The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination. This is the amount that would have been payable under Mr. Ferland’s employment agreement. Mr. Ferland’s employment agreement generally provides for benefits in the event Mr. Ferland is terminated by the Company for reasons other than “cause,” death or “disability,” or by Mr. Ferland for “good reason,” or if Mr. Ferland's employment ends at the end of the initial term or renewal term of his employment agreement following notice of non-renewal by either party (a "Non-Renewal Termination").
Receipt of the severance benefits under the Executive Severance Plan is generally subject to executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants. Receipt of the severance benefits under Mr. Ferland’s employment agreement is generally subject to executing a general release of claims.
Under the Executive Severance Plan and Mr. Ferland’s employment agreement, “cause” means:

•
the willful and continued failure of the executive to perform substantially his or her duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the executive by the Compensation Committee or the chief executive officer (or the Board, in the case of Mr. Ferland), which specifically identifies the manner in which the compensation committee or the chief executive officer (or the Board, in the case of Mr. Ferland) believes that the executive has not substantially performed his or her duties, after which the executive will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company; or

•	the conviction of an executive with no further possibility of appeal for, or plea of nolo contendere by the executive to, any felony.
Except as set forth on the following pages, the severance payments and benefits payable to Mr. Ferland are in lieu of any severance payments or benefits payable under any other severance plan, benefit or program of the Company, including the Company’s Executive Severance Plan.
Cash Retention Award
Mr. Ferland’s retention agreement provides a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s Executive Incentive Compensation Plan, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. 50% of Mr. Ferland's cash retention award would vest on the date of his termination. The amount reported assumes the Company elected on December 30, 2016 not to extend Mr. Ferland's employment under his employment agreement beyond June 30, 2017 (the second anniversary of the spin-off).
Benefits Payment
Upon a termination by the Company other than due to cause, death or disability under Mr. Ferland’s employment agreement, Mr. Ferland would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2016 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three.
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive Officer other than Mr. Ferland would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2016 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by 102%, and then multiplying the product by three-fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.
These payments are subject to the same conditions described above for severance payments under the Executive Severance Plan and Mr. Ferland’s employment agreement, as applicable.

EICP
Upon a termination by the Company for any reason other than cause, death or disability under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2016 under the EICP based on full-year performance, pro-rated based on a December 30, 2016 termination date, contingent upon Mr. Ferland executing a general release of claims as described above.
Financial Planning
If the Named Executive Officer is terminated for any reason other than cause and he or she participated in the Company’s financial planning services as of December 30, 2016, our agreement with the financial planning service provider provides for financial planning benefits until June 30th of the year following the year in which the termination without cause occurred, so long as the services are not earlier terminated for all similarly situated employees. All Named Executive Officers were eligible to participate in financial planning benefit during 2016. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive Officer to receive such benefits.
Outplacement Services
The Named Executive Officers would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following their termination by the Company for reasons other than cause. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.
SERP
Pursuant to Mr. Ferland’s employment agreement, his company account in the SERP becomes fully vested on, among other events, the date of his termination by the Company for any reason other than cause, death or disability. Mr. Ferland was 60% vested in his company accounts as of December 30, 2016. Accordingly, 40% of the amount in his company account would be subject to accelerated vesting upon his termination without cause.
Restoration Plan
Mr. Ferland’s employment agreement provides that his company matching account and company service-based account become fully vested on, among other events, the date of his termination by the Company for any reason other than cause, death or disability. Mr. Ferland was 100% vested in his Restoration Plan account as of December 30, 2016. Accordingly, none of the amounts in his company matching account and company service-based account would be subject to accelerated vesting upon his termination without cause.
Equity Awards
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 30, 2014 will become vested upon, among other events, termination for reasons other than cause, death or disability (for PSUs, based on achievement of the applicable performance conditions for the full performance period). Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting or performance period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off) (for PSUs, based on achievement of the applicable performance conditions for the full performance period which is assumed for purposes of this disclosure to be at a "target" level of performance).

Separation Arrangement with Mr. Goumas
Mr. Goumas left the Company in June 2016 and received severance compensation and benefits taking into account the fact that Mr. Goumas was a long-tenured employee whose position was eliminated within a relatively short time following the spin-off. Mr. Goumas received his accrued but unpaid salary and expense reimbursements and payment of $30,894 for his accrued but unused vacation days. In addition, Mr. Goumas received lump sum payments of (1) $971,300 which represented salary continuation and foregone bonus opportunities, plus (2) $12,472, which represented premiums for nine months of continued medical, dental and vision coverage. In addition, Mr. Goumas' unvested equity awards were partially vested as follows: with respect to 2014 awards, 30/36 of the shares granted; with respect to 2015 awards, 18/36 of the shares granted; and with respect to 2016 awards, 6/36 of the shares granted. The total value of these vested equity awards was $193,694 (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at the "target" level of performance).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON VOLUNTARY TERMINATION
No payments or other benefits would be due to our Named Executive Officers other than Mr. Ferland assuming their voluntary termination as of December 30, 2016 (except for accrued but unpaid compensation). However, certain payments and benefits would become payable to Mr. Ferland if he voluntarily terminated his employment for “good reason” as defined under his employment agreement. “Good reason” means (subject to "notice" and "cure" as set forth in the employment agreement):

•	a material diminution in the duties or responsibilities of Mr. Ferland from those applicable on and immediately following the spin-off;

•	a material breach of the employment agreement by the Company, including a breach of the terms governing Mr. Ferland’s compensation and benefits;

•
the failure by the Company to continue in effect any compensation plan in which Mr. Ferland participates immediately before the spin-off which is material to Mr. Ferland’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Mr. Ferland’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the spin-off, unless the action by the Company applies to all similarly situated employees;

•
the failure by the Company to continue to provide Mr. Ferland with material benefits in the aggregate that are substantially similar to those enjoyed by Mr. Ferland under any of the Company’s (or its affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Mr. Ferland was participating immediately before the spin-off if such benefits are material to Mr. Ferland’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Ferland of any fringe benefit enjoyed by him or her immediately prior to the spin-off if such fringe benefit is material to Mr. Ferland’s total compensation, unless the action by the Company applies to all similarly situated employees; or

•
a change in the location of Mr. Ferland’s principal place of employment with the Company by more than 50 miles from the location where Mr. Ferland was principally employed immediately prior to the spin-off without Mr. Ferland’s consent.

The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Goumas on a voluntary termination of employment (assuming, in the case of Mr. Ferland, his termination of employment for good reason under his employment agreement as of December 30, 2016).

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	—	—	—	—
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$53,740	—	—	—	—
EICP	$0	—	—	—	—
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$123,747	—	—	—	—
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$2,263,883	$0	$0	$0	$0
PSUs (unvested and accelerated)	$805,986	$0	$0	$0	$0
Total	$7,110,356	$6,000	$6,000	$6,000	$6,000
Severance Payment
The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination, which would have been payable pursuant to his employment agreement if he resigned for “good reason.” Under the Executive Severance Plan, the other Named Executive Officers would not be entitled to similar severance payments upon a resignation for “good reason.” Receipt of the severance benefits under Mr. Ferland's employment agreement on a resignation for "good reason" is generally subject to executing a general release of claims.
Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. 50% of Mr. Ferland's cash retention award would vest on the date of his termination. The amount reported assumes that Mr. Ferland terminated his employment for good reason on December 30, 2016 with an effective date as of June 30, 2017 (the second anniversary of the spin-off).
Benefits Payment
Upon termination by Mr. Ferland for “good reason” under his employment agreement, Mr. Ferland would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination. This payment is subject to the same conditions described above for severance payments under the Mr. Ferland’s employment agreement. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2016 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three.
EICP
Upon a termination for good reason under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2016 under the EICP based on full-year performance, pro-rated based on a December 30, 2016 termination date, contingent upon Mr. Ferland executing a general release of claims as described above.

Financial Planning
If the Named Executive Officer terminates his or her employment for good reason and he or she participated in the Company’s financial planning services as of December 30, 2016, our agreement with the financial planning service provider provide for financial planning benefits until June 30th of the year following the year in which the termination for good reason occurred, so long as the services are not earlier terminated for all similarly situated employees. All Named Executive Officers were eligible to participate in financial planning benefit during 2016. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive Officer to receive such benefits.
SERP
Pursuant to Mr. Ferland’s employment agreement, his company account in the SERP becomes fully vested on, among other events, the date of his termination for good reason. Mr. Ferland was 60% vested in his Company accounts as of December 30, 2016. Accordingly, 40% of the amount in his company accounts would be subject to accelerated vesting upon his termination for good reason.
Restoration Plan
Mr. Ferland’s employment agreement provides that his company matching account and company service-based account become fully vested on, among other events, the date he terminates his employment for good reason. Mr. Ferland was 100% vested in his Restoration Plan accounts as of December 30, 2016. Accordingly, none of the amounts in his company matching account and company service-based account would be subject to accelerated vesting upon his termination of employment for good reason.
Equity Awards
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014 will become vested upon, among other events, termination of employment for good reason (for PSUs, based on achievement of the applicable performance conditions for the full performance period). Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off) (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at a "target" level of performance).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON TERMINATION DUE TO DEATH OR DISABILITY
The following table shows the value of payments and other benefits due to the Named Executive Officers other than Mr. Goumas assuming the termination of their employment by reason of death or disability as of December 30, 2016.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments[1]	$978,500	$435,000	$425,000	$390,000	$360,000
Cash Retention Award	$3,800,000	—	—	—	—
Benefit Payments[1]	$53,740	$9,235	$12,729	$12,729	$12,729
EICP	$0	—	—	—	—
Outplacement Services[1]	$7,500	$7,500	$7,500	$7,500	$7,500
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$123,747	$0	$41,959	$26,932	$0
Restoration Plan	—	—	—	$15,403	$5,846
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$2,263,883	$381,155	$381,852	$271,412	$345,304
PSUs (unvested and accelerated)	$805,986	$345,420	$259,053	$187,102	$187,102
Total	$8,039,356	$1,184,310	$1,134,093	$917,078	$924,481
1Other than with respect to the "Benefit Payments" amount for Mr. Ferland, these benefits would not be payable in the event of a Named Executive Officer’s death.

Severance Payment
The severance payments reported for each Named Executive Officer represent lump sum cash payments equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under the Executive Severance Plan. Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated due to a termination by the Company by reason of a Named Executive Officer being unable to perform his or her duties due to their physical or mental illness or disability. The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his or her duties by reason of his or her physical or mental illness or disability.
Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s Executive Incentive Compensation Plan, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon Mr. Ferland’s death or “disability” so long as he remains continuously employed by the Company through the date of death or last date of employment due to “disability.” Under the terms of Mr. Ferland’s retention agreement, “disability” means the circumstances that would qualify him for long term disability benefits under the Company’s long term disability plan (whether or not he is covered by such plan). The disability plan defines “disability” to generally mean that, due to sickness, pregnancy or accidental injury, an employee is receiving “appropriate care” and “treatment from a doctor” (each as defined in the long term disability plan) on a continuing basis, and during the employee’s “elimination period” (as defined in the disability plan) and the next 24 month period, the employee is unable to earn more than 80% of his or her pre-disability earnings or indexed pre-disability earnings at his or her occupation for any employer in his or her local economy; or after the 24 month period, the employee is unable to earn more than 60% of his or her indexed pre-disability earnings from any employer in his or her local economy, and which provides the employee with substantially the same earning capacity as the employee’s former earning capacity prior to the start of his or her disability.
Benefit Payments
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive Officer other than Mr. Ferland would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2016 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by 102%, and then multiplying the product by three fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.
Upon termination by Mr. Ferland due to death or disability under his employment agreement, Mr. Ferland would be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his or her covered dependents as of the date of termination. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2016 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three. Under Mr. Ferland’s employment agreement, “disability” is defined as circumstances which would qualify Mr. Ferland for long term disability benefits under the Company’s long term disability plan (whether or not he is covered under such plan).
EICP
Upon a termination of Mr. Ferland’s employment due to death or disability under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2016 under the EICP based on full-year performance, pro-rated based on a December 30, 2016 termination date.
Outplacement Services
Each Named Executive Officer would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his or her termination by the Company for reasons other than cause. The amounts reported represent the per-person cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.

Financial Planning
Under the terms of the agreement with our financial planning service provider, each Named Executive Officer is entitled to financial planning benefits until June 30th of the year following the year of long-term disability, among other events, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the amount the Company paid for financial planning services for the Named Executive Officer to receive such benefits in 2016.
SERP
Under the terms of the SERP, an executive’s company account fully vests on, among other events, the executive’s death or disability. Ms. Apker and Ms. Radtke were 100% and 0% vested, respectively, in their respective company accounts as of December 30, 2016. Messrs. Ferland, Carano and Gedeon were 60%, 40% and 20% vested, respectively, in their respective company accounts as of the same date. Accordingly, for Ms. Radtke and Messrs. Ferland, Carano and Gedeon, 100%, 40%, 60% and 80%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination due to death or disability.
Restoration Plan
Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Messrs. Ferland and Carano and Ms. Apker were 100% vested in their Restoration Plan accounts as of December 30, 2016, and Mr. Gedeon and Ms. Radtke were 0% vested in their company matching accounts and company service-based accounts as of December 30, 2016. Accordingly, 100% of the amounts in the company matching accounts and company service-based accounts of Mr. Gedeon and Ms. Radtke would be subject to accelerated vesting upon their termination of employment due to death or disability.
Equity Awards
Under the terms of the awards outstanding for each Named Executive Officer as of December 30, 2016, all unvested stock awards become vested and all unvested option awards become vested (for PSUs, at the "target" level) and exercisable in the event the applicable Named Executive Officer’s employment terminates by reason of his or her death, or if the Named Executive Officer becomes disabled.
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 30, 2014 will become vested upon, among other events, termination of employment due to death or disability (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at a "target" level of performance). Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable performance or service period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off).

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED IN CONNECTION WITH CHANGE IN CONTROL
The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Goumas assuming a change in control and termination as of December 30, 2016.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	$1,479,000	$1,360,000	$1,248,000	$1,152,000
Cash Retention Award	$3,800,000	—	—	—	—
Benefits Payment	$50,914	$36,939	$50,914	$50,914	$50,914
EICP	$978,500	$304,500	$255,000	$234,000	$216,000
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$123,747	$0	$41,959	$26,932	$0
Restoration Plan	—	—	—	$15,403	$5,846
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$3,726,761	$381,155	$381,852	$271,412	$345,304
PSUs (unvested and accelerated)	$805,986	$345,420	$259,053	$187,102	$187,102
Excise Tax Gross-Up	—	—	—	—	—
Total	$11,448,909	$2,553,015	$2,354,779	$2,039,764	$1,963,167

The Company has change in control agreements with various officers, including each of our Named Executive Officers. Generally, under the Company’s change in control agreements and certain other compensation arrangements, if a Named Executive Officer is terminated within two years following a change in control either (1) by the Company for any reason other than cause or death or disability, or (2) by the Named Executive Officer for good reason (in each case, a “qualifying termination”), the Named Executive Officer is entitled to receive:

•	accelerated vesting in the executive’s SERP and Restoration Plan accounts;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination;

•	a cash payment representing health benefits coverage costs;

•	continued financial planning services; and

•	for Mr. Ferland, full vesting of his 2015 cash retention award.
In addition to these payments, the Named Executive Officer would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.
Under the Company’s change in control agreements, a “change in control” will be deemed to have occurred upon any of the following (as further clarified in the change in control agreements):

•
Any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors (as defined in the change in control agreements) cease for any reason to constitute a majority of the members of the Board;

•
consummation of certain business combinations (as further described in the agreements) unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•
consummation of certain major asset dispositions (as further described in the agreements) unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

Severance Payment
The severance payment made to each Named Executive Officer, with the exception of Mr. Ferland, in connection with a qualifying termination following a change in control is generally a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. The severance payment made to Mr. Ferland in connection with a qualifying termination following a change in control is generally a cash payment equal to one times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target annual incentive compensation percentage for the year in which the termination occurs. Assuming a termination as of December 30, 2016, the severance payment on a qualifying termination following a change in control would have been calculated based on the following:

•	Mr. Ferland: $978,500 base salary and $978,500 target annual incentive compensation (100% of his annual base salary);

•	Ms. Apker: $435,000 base salary and $304,500 target annual incentive compensation (70% of her annual base salary);

•	Mr. Carano: $425,000 base salary and $255,000 target annual incentive compensation (60% of his annual base salary);

•	Mr. Gedeon: $390,000 base salary and $234,000 target annual incentive compensation (60% of his annual base salary); and

•	Ms. Radtke: $360,000 base salary and $216,000 target annual incentive compensation (60% of her annual base salary).

Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon a change in control.

Benefits
The amounts reported represent three times the full annual cost that would be payable by the NEO for continuation of coverage for medical, dental and vision benefits if elected by the NEO for himself/herself and his or her eligible dependents under COBRA for the year ended December 30, 2016, which would be paid in a lump sum.
EICP Payment
Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a change in control, as follows:

•
If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2015 EICP awards were paid before December 30, 2016. As a result, no payment would have been due to our Named Executive Officers in this respect.

•
The executive would be entitled to an EICP payment equal to the product of the Named Executive Officer’s annual base salary multiplied by such Named Executive Officer's EICP target percentage, with the product prorated based on the number of days the Named Executive Officer was employed during the year in which the termination occurs. We have assumed for purposes of this disclosure that, in the event of a December 30, 2016 termination date, each Named Executive Officer would have been entitled to an EICP payment equal to 100% of his or her 2016 target EICP, as in effect immediately prior to the date of termination.

Financial Planning
Under the terms of the agreement with the Company’s financial planning service provider, each Named Executive Officer is entitled to financial planning benefits until June 30th of the year following the year of a change in control, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that would be required to be paid for each such Named Executive Officer to receive such benefits. “Change of control” is not defined under the agreement.
SERP
Under the terms of the Company’s SERP, an executive’s company account becomes fully vested on, among other events, the date a change in control occurs. Ms. Apker and Ms. Radtke were 100% and 0% vested, respectively, in company accounts as of December 30, 2016 and Messrs. Ferland, Carano and Gedeon were 60%, 40% and 20% vested, respectively, in their respective company accounts as of the same date. Accordingly, for Ms. Radtke and Messrs. Ferland, Carano and Gedeon, 100%, 40%, 60% and 80%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon a change in control. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to the change-in-control agreements.
Restoration Plan
Under the Company’s Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date a change in control occurs. Messrs. Ferland and Carano and Ms. Apker were 100% vested in their Restoration Plan accounts as of December 30, 2016, and Mr. Gedeon and Ms. Radtke were 0% vested in their company matching accounts and company service-based accounts as of December 30, 2016. Accordingly, 100% of the amounts in the company matching accounts and company service-based accounts of Ms. Gedeon and Ms. Radtke would be subject to accelerated vesting upon their termination of employment following a change of control. “Change in control” has a substantially similar meaning under the Company’s Restoration Plan as it does under the Company’s change in control agreements, except that a participant in the Company’s Restoration Plan is excluded from accelerated vesting if the participant is part of a purchasing group that consummates a transaction that qualifies as a change of control under the Restoration Plan.
Tax Reimbursements
The change in control agreements do not provide for any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a NEO to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the NEO retaining a larger after-tax amount.

Equity Awards
Under the terms of the awards outstanding, all unvested restricted stock unit, PSU and option awards would become vested on a qualifying termination following a change in control (for PSUs, at target levels). Under the Company’s 2015 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change in control agreements.

STOCKHOLDERS’ PROPOSALS
Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2018 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 28, 2017. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
In addition, any stockholder who intends to submit a proposal for consideration at our 2018 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 10, 2018 or later than February 9, 2018 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our Web site at www.babcock.com at “Investors — Corporate Governance —Governance Documents.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 9, 2017.
The Proxy Statement and 2016 Annual Report are available on the Internet at www.proxyvote.com.
The following information applicable to the Annual Meeting may be found in the Proxy Statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the Annual Meeting and voting in person.

GENERAL INFORMATION
Our Board has made these materials available to you over the Internet or, upon your request, has mailed you a printed version of these materials in connection with the Annual Meeting, which will take place on May 9, 2017. We mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders on March 28, 2017, and our proxy materials were posted on the Web site referenced in the Notice on that same date.
We have sent or provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D.F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $17,500. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

VOTING INFORMATION
Record Date and Who May Vote
Our Board selected March 13, 2017 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on compensation of our named executive officers are not considered routine matters. That means that brokers may not vote your shares in the election of directors or the advisory vote on compensation of our named executive officers if you have not given your broker specific instructions as to how to vote and your shares will not be represented in those matters. Please be sure to give specific voting instructions to your broker.
On the record date, 48,831,233 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.
If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or in person at the Annual Meeting. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.
By giving us your proxy, you will be directing us how to vote your shares at Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.
If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.
You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.
How to Change Your Vote or Revoke Your Proxy
For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.

For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.
Quorum
The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.
Proposals to Be Voted On
We are asking you to vote on the following:

•	Proposal 1: the election of Stephen G. Hanks and Anne R. Pramaggiore Class II directors of the Company;

•	Proposal 2: the ratification of our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

Vote Required
In Proposal 1, the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, under our bylaws, any nominee for director is required to submit an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
For Proposal 2, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 2.
For Proposal 3, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 3 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 3. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on Proposal 3, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 3.
How Votes are Counted
For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of the Board’s nominees; (2) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; (3) “FOR” the approval of the compensation of our named executive officers; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm.
Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.
We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.
Confidential Voting
All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.
By Order of the Board of Directors,
J. André Hall
Corporate Secretary
Dated: March 28, 2017

Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina, USA 28277
Phone: 704.625.4900
Fax: 704.625.4910
www.babcock.com

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E19985-P88438 ! ! ! ! !! ! !! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. V.1.1 BABCOCK & WILCOX ENTERPRISES, INC. 13024 BALLANTYNE CORPORATE PLACE, SUITE 700 CHARLOTTE, NORTH CAROLINA 28277 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2017 (May 7, 2017 for participants in B&W's Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2017 (May 7, 2017 for participants in B&W's Thrift Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BABCOCK & WILCOX ENTERPRISES, INC. 2. Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2017. 3. Advisory vote on executive compensation. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. 01) Stephen G. Hanks (Class II) 02) Anne R. Pramaggiore (Class II) 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the nominees listed: The Board of Directors recommends you vote FOR proposals 2 and 3. Vote on Proposals Vote on Directors !!Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No !

E19986-P88438 V.1.1 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Babcock & Wilcox Enterprises, Inc. Annual Meeting of Stockholders Tuesday, May 9, 2017 at 9:30 a.m. The Ballantyne Hotel The Carolina Room 10000 Ballantyne Commons Parkway Charlotte, North Carolina 28277 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE BABCOCK & WILCOX ENTERPRISES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 9, 2017 The undersigned stockholder(s) hereby appoint(s) E. James Ferland and J. André Hall, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. ("B&W") that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on May 9, 2017, at The Ballantyne Hotel, The Carolina Room, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. ATTENTION PARTICIPANTS IN B&W'S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the "Thrift Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company ("Vanguard"), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 7, 2017. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE